EXHIBIT 99.2

AGREEMENT AND PLAN OF MERGER

by and among

KAT HOLDINGS, INC.,

KAT ACQUISITION CORP.,

ATRIUM CORPORATION,

and

THE SECURITYHOLDERS NAMED HEREIN

Dated as of October 27, 2003

ARTICLE 1 DEFINED TERMS
1.1 Defined Terms	2
1.2 References and Titles	19
ARTICLE 2 MERGER OF SUB INTO THE COMPANY
2.1 Merger	20
2.2 Effective Time	20
2.3 Effects of the Merger	20
2.4 Certificate of Incorporation and By-Laws	20
2.5 Directors and Officers	20
2.6 Conversion of Shares	21
2.7 Treatment of Options	21
2.8 Closing of Transfer Books	22
2.9 Payment in Connection with Closing	22
2.10 Indemnification Escrow	24
2.11 Reductions Notice	24
2.12 Stockholder Approval	25
2.13 Treatment of Outstanding Indebtedness	25
2.14 Other Payments	26
ARTICLE 3 REPRESENTATIONS AND WARRANTIES
3.1 Representations and Warranties of the Company	27
3.2 Representations and Warranties of Parent and Sub	41
3.3 Representations and Warranties of Securityholder Parties	44
ARTICLE 4 COVENANTS RELATING TO CONDUCT OF BUSINESS
4.1 Covenants of the Company	45
ARTICLE 5 ADDITIONAL COVENANTS OF THE COMPANY AND THE SECURITYHOLDER PARTIES
5.1 Access and Information	48

5.2 Notification of Certain Matters	49
5.3 Notification of Breach	49
5.4 No Solicitation of Transactions	49
5.5 Board of Directors	50
5.6 Termination and Amendment of Certain Agreements	50
5.7 Financing	50
5.8 Management Equity Rollover	51
5.9 Company Transaction Costs	51
5.10 Confidentiality	52
5.11 Lawsuit	52
5.12 Consent to Payments of Certain Amounts	52
ARTICLE 6 COVENANTS OF PARENT AND SUB
6.1 Notification of Certain Matters	52
6.2 Employee Matters	53
6.3 Access to Information	55
6.4 Solvency Letter	55
6.5 Repayment of Debt	56
6.6 Indemnification of Officers, Directors, Employees and Agents	57
6.7 Notification of Breach	58
6.8 Conduct of Business	58
6.9 Financing	58
6.10 General Electric Letters of Credit	59
6.11 Payment of Claims	59
ARTICLE 7 MUTUAL COVENANTS
7.1 Governmental Consents	59
7.2 Brokers or Finders	60
7.3 Investigation and Agreement by Parent and Sub; No Other Representations or Warranties	60
7.4 Additional Agreements	61

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7.5 Option Exercise Prices	62
7.6 Other Matters Relating to Shares and Options	62
ARTICLE 8 CONDITIONS PRECEDENT
8.1 Conditions to Each Party’s Obligation	62
8.2 Conditions to Obligation of Parent and Sub	63
8.3 Conditions to Obligations of the Company	64
ARTICLE 9 CLOSING
9.1 Closing	64
9.2 Actions to Occur at Closing	65
9.3 Certificate of Merger	66
ARTICLE 10 TERMINATION, AMENDMENT AND WAIVER
10.1 Termination	66
10.2 Effect of Termination	68
10.3 Return of Documentation	68
10.4 Sole and Exclusive Remedy	68
ARTICLE 11 INDEMNIFICATION
11.1 Indemnification of Buyer Indemnified Parties	69
11.2 Indemnification of Seller Indemnified Parties	69
11.3 Defense of Third-Party Claims	69
11.4 Direct Claims	71
11.5 Limitations	71
11.6 Buyer Indemnified Reductions Costs and Buyer Indemnified Excluded Costs	74
ARTICLE 12 THE REPRESENTATIVE
12.1 Authorization of the Representative	74
12.2 Payments of Expenses, Holdbacks	76
12.3 Disbursements	77
12.4 Bank Accounts; Investments	77

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12.5 Compensation; Exculpation; Indemnity	77
12.6 Removal and Replacement of Representative; Successor Representative; Action by Representative	78
12.7 Reliance; Limitation as to Parent, Sub and the Surviving Corporation	79
ARTICLE 13 GENERAL PROVISIONS
13.1 Survival of Representations, Warranties, Covenants and Agreements	79
13.2 Amendment and Modification	80
13.3 Waiver of Compliance	80
13.4 Specific Performance	80
13.5 Severability	80
13.6 Expenses and Obligations	80
13.7 Parties in Interest	81
13.8 Notices	81
13.9 Counterparts	83
13.10 Entire Agreement	83
13.11 GOVERNING LAW	83
13.12 Public Announcements	83
13.13 Assignment	83
13.14 Director and Officer Liability	84
13.15 Headings	84
13.16 No Waiver Relating to Claims for Fraud	84

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AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 27, 2003, is made by and among KAT Holdings, Inc., a Delaware corporation (“Parent”), KAT Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Sub”), Atrium Corporation, a Delaware corporation (the “Company”), and each of the Persons (as hereinafter defined) listed on the signature pages hereto, who are all of the holders of the issued and outstanding Common Stock (as hereinafter defined), the Cash In-The-Money Options (as hereinafter defined) and the Rollover Options (as hereinafter defined) issued by the Company (the “Securityholder Parties”).

PRELIMINARY STATEMENTS

     A.     Each Person identified on Schedule II (collectively, the “Stockholders”) owns the number of shares of the Company’s Series A common stock, par value $0.01 per share (the “Series A Common Stock”, and together with the Company’s Series B common stock, par value $0.01 per share (the “Series B Common Stock”), the “Common Stock”), set forth opposite such Person’s name on Schedule II, which equals an aggregate of 187,363 shares of Common Stock.

     B.     Each Person identified on Schedule III (collectively, the “Optionholders” and, together with the Stockholders, the “Securityholders”) holds Options (as hereinafter defined) to purchase the number of shares of Common Stock set forth opposite such Person’s name on Schedule III, which, when taken together with the Options held by each of the other Optionholders, constitute Options to purchase an aggregate of 8,868 shares of Common Stock, of which Options in respect of 4,791 shares of Common Stock are In-The-Money-Options (as hereinafter defined).

     C.     The Securityholders entering into this Agreement are the record holders of more than 90% of the outstanding shares of Common Stock.

     D.     Each Person (as hereinafter defined) which is a party to the Management Agreement (as hereinafter defined), the Consulting Agreement (as hereinafter defined), the Buy-Sell Agreements (as hereinafter defined), the Change of Control Agreements (as hereinafter defined) and each other agreement or arrangement set forth on Schedule 2.14(c) is a party hereto.

     E.     The respective Boards of Directors of the Company, Parent and Sub deem it advisable that Sub merge with and into the Company, and, accordingly, have each approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

     F.     Parent, by its execution of this Agreement, has (in its capacity as the sole stockholder of Sub) consented to, and has authorized, approved and adopted, this Agreement and the transactions contemplated herein.

     G.     Each of the Stockholders, by its execution of this Agreement, has (in its capacity as a stockholder of the Company) consented to, and has authorized, approved and adopted this Agreement and the transactions contemplated herein.

     H.     The Company, Parent, Sub and the Securityholder Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger (as hereinafter defined).

AGREEMENTS

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINED TERMS

     1.1 Defined Terms. The following terms shall have the following meanings in this Agreement:

     “10 1/2% Notes Indenture” means that certain Indenture dated as of May 17, 1999, among Atrium Companies, Inc., certain of its subsidiaries and U.S. Bank National Association, as successor-in-interest to State Street Bank and Trust Company, as Trustee, relating to the Senior Subordinated Notes, as amended by the First Supplemental Indenture, dated as of October 25, 2000, thereto and the Second Supplemental Indenture, dated as of January 24, 2003, thereto and as further amended and supplemented through the date hereof.

     “15% PIK Indenture” means that certain Amended and Restated Indenture dated as of June 29, 2001, among the Company and U.S. Bank National Association, as successor-in-interest to State Street Bank and Trust Company, as Trustee, relating to the PIK Notes, as amended by the First Supplemental Indenture, dated as of May 5, 2003, thereto, and as further amended and supplemented through the date hereof.

     “1998 Plan” means the D and W Holdings, Inc. 1998 Stock Option Plan as amended by that certain Amendment No. 1 to D and W Holdings, Inc. 1998 Stock Option Plan, dated as of May 17, 1999, and as further amended and supplemented through the date hereof.

     “Accounts Receivable Securitization Documents” means, collectively, (i) that certain Receivables Purchase Agreement, dated as of July 31, 2001, among Atrium Funding Corporation, Atrium Companies, Inc., Fairway Finance Corporation and BMO Nesbitt Burns Corp., as amended by Amendment No. 1, dated as of July 30, 2002, and as further amended by Amendment No. 2, dated as of September 23, 2002 and Amendment No. 3, dated as of July 2, 2003, and (ii) that certain Purchase and Sale Agreement, dated as of July 31, 2001, among Atrium Funding Corporation and the various entities listed on Schedule A thereto, in each case, as amended and supplemented through the date hereof.

     “Adjusted Net Income” means, with respect to the Company, for any period, the consolidated net income (loss) of the Company and its consolidated Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP, adjusted by excluding (to the extent taken into account in the calculation of such consolidated net income (loss)) the effect of (a) any non-recurring or extraordinary items of expense for such period and the Tax consequences thereof (including expenses related to effecting any transactions or acquisitions) and (b) the non-cash component of any item of expense, other than to the extent requiring an accrual or reserve for future cash expenses, and the Tax consequences thereof.

     “Affiliate” means, with respect to any person, any other person controlling, controlled by or under common control with such person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person.

     “Aggregated Group” has the meaning set forth in Section 3.1(q).

     “Agreement” has the meaning set forth in the preamble to this Agreement.

     “Alternative Consideration” has the meaning set forth in Section 7.6.

     “Aluminum Screen” means Aluminum Screen Manufacturing, Ltd., L.L.P., a Texas registered limited liability partnership, Aluminum Screen Products, Inc., a Nevada corporation, and Aztex Screen Products, L.L.C., an Arizona limited liability corporation.

     “Aluminum Screen Acquisition” means the acquisition of substantially all of the assets of Aluminum by Aluminum Screen Manufacturers, Inc. pursuant to the Aluminum Screen Acquisition Agreement.

     “Aluminum Screen Acquisition Agreement” that certain Asset Purchase Agreement, dated as of September 23, 2003, among Aluminum Screen, Donald Rauschuber, Virgil Stumbo, Aluminum Screen Manufacturers, Inc. and Atrium Companies, Inc.

     “Applicable Laws” means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions and writs of any Governmental Entity having jurisdiction over the business or operations of the Company and its Subsidiaries, as may be in effect on or prior to the Closing Date.

     “Ardshiel Fee” has the meaning set forth in Section 2.14(a).

     “Atrium Companies 2002 10-K” means Atrium Companies, Inc.’s SEC filing on Form 10-K for the fiscal year ended December 31, 2002, as filed with the SEC on March 31, 2003.

     “Atrium Companies 2003 Second Quarter 10-Q” means Atrium Companies, Inc.’s SEC filing on Form 10-Q for the quarter ended June 30, 2003, as filed with the SEC on August 14, 2003.

     “Atrium Companies, Inc.” means Atrium Companies, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company.

     “Atrium Corporation 2002 10-K” means Atrium Corporation’s SEC filing on Form 10-K for the fiscal year ended December 31, 2002, as filed with the SEC on March 31, 2003.

     “Atrium Corporation 2003 Second Quarter 10-Q” means Atrium Corporation’s SEC filing on Form 10-Q for the quarter ended June 30, 2003, as filed with the SEC on August 14, 2003.

     “Atrium SEC Documents” has the meaning set forth in Section 3.1(e).

     “Balance Sheet” has the meaning set forth in Section 3.1(f)(i).

     “Balance Sheet Date” has the meaning set forth in Section 3.1(f)(iii).

     “Beneficiaries” means the beneficiaries under the Letters of Credit.

     “Business Day” means any day other than (i) a Saturday, Sunday or federal holiday or (ii) a day on which commercial banks in New York, New York or Dallas, Texas are authorized or required to be closed.

     “Buy-Sell Agreements” means, collectively, the Buy-Sell Agreements set forth in Item 34 of Schedule 3.1(p).

     “Buyer Control Amount” has the meaning set forth in Section 11.5(f).

     “Buyer Controlled Claim” means a third-party action with respect to which a Buyer Indemnified Party has assumed control as contemplated in Section 11.3(d)(iii).

     “Buyer Indemnified Company Costs” means (a) any and all damages, losses, claims, liabilities, Taxes, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of any failure of any of the representations or warranties (other than those set forth in Section 3.1(f)(vi)) made by the Company under this Agreement or any of the other Transaction Documents to be true and correct at the time as of which they are made, (b) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing, and (c) any and all Buyer Indemnified Excluded Costs.

     “Buyer Indemnified Costs” means the Buyer Indemnified Company Costs and the Buyer Indemnified Securityholder Party Costs.

     “Buyer Indemnified Excluded Costs” means (a) any and all damages, losses, claims, liabilities, Taxes, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of any objection to or dissention from the Settlement Agreement or any further claims or lawsuits brought or pursued by any objector or dissenter to the Settlement Agreement, regardless of whether or not such damages, losses, claims, liabilities, Taxes, demands, charges, suits, penalties, costs and expenses were disclosed to any such Buyer Indemnified Party at or prior to the Effective Time (it being agreed that in the event that any party to the Settlement Agreement (or any third party insurer or indemnity provider to any such party) shall fail to make any payment of any amounts required to be paid (or insured) by it in connection with the Settlement Agreement, any losses, claims, liabilities, costs or expenses incurred by any Buyer Indemnified Party in connection with any such amounts shall be included in this clause (a)), (b) any and all Litigation Losses, (c) any and all damages, losses, claims, liabilities, Taxes, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of (x) any breach or default by the Company of any covenant or agreement (other than those set forth in Section 3.1(f)(vi)) made by the Company under this Agreement or any of the other Transaction Documents and which are required to be performed by the Company prior to the Closing or (y) the indemnity provided in the last sentence of Section 2.11, and (d) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing; provided, however, that the calculation of any Buyer Indemnified Excluded Costs of the type set forth in clause (a) above shall exclude any court costs or attorney’s fees and expenses to the extent that such court costs or attorney’s fees and expenses are attributable to the period prior to Closing.

     “Buyer Indemnified Parties” means Parent, each of Parent’s stockholders, partners and Affiliates, and each officer, director, employee and consultant of Parent and its Affiliates (other than employees of the Surviving Corporation and its Subsidiaries).

     “Buyer Indemnified Reductions Costs” means Buyer Indemnified Company Costs that a Buyer Indemnified Party incurs and that are Company Legal Transaction Costs not set forth in the Reductions Notice.

     “Buyer Indemnified Securityholder Party Costs” means, with respect to any Securityholder Party, (a) any and all damages, losses, claims, liabilities, Taxes, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of any failure of any of the representations or warranties made by such Securityholder Party under this Agreement or any of the other Transaction Documents to be true and correct at the time as of which they are made; (b) any and all damages, losses, claims, liabilities, Taxes, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of any breach or default by such Securityholder Party of any covenant or agreement made by such Securityholder Party under this Agreement or any of the other

Transaction Documents; and (c) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing.

     “Cash In-The-Money Option” means any In-The-Money Option other than a Rollover Option.

     “CERCLA” has the meaning set forth in the definition of Environmental Laws contained in this Section 1.1.

     “CERCLIS” has the meaning set forth in Section 3.1(n)(v).

     “Certificate” means a stock certificate which immediately prior to the Effective Time represents shares of Common Stock.

     “Certificate of Merger” has the meaning set forth in Section 2.2.

     “Change Of Control Agreements” means, collectively, (i) that certain Change Of Control Agreement dated as of January 1, 2003, among the Company, Atrium Companies, Inc. and Jeff L. Hull, whether or not terminated prior to the execution of this Agreement, and any future Change of Control Agreement executed by the Company and/or Atrium Companies, Inc. and Jeff L. Hull after the date hereof and on or prior to the Closing Date, and (ii) that certain Change Of Control Agreement dated as of January 1, 2003, among the Company, Atrium Companies, Inc. and Eric W. Long.

     “Class Action Lawsuit” means the class action lawsuit (Case No. 99CV 1811-5) filed against Atrium Companies, Inc. and Atrium Door and Window Company of the Rockies (f/k/a Champagne Industries, Inc.) pending in the State District Court for Boulder County, Colorado.

     “Class Action Lawsuit Hearing” means the hearing and determination relating to the final approval of the Settlement Agreement by the court having jurisdiction over the Class Action Lawsuit, scheduled for September 9, 2003, as extended by any adjournments, extensions and delays thereof.

     “Closing” means the closing of the Merger in accordance with the provisions of Article 9.

     “Closing Date” has the meaning set forth in Section 9.1.

     “Closing Escrow Amount” means an amount equal to $31,250,000.

     “Closing Financial Statement” has the meaning set forth in Section 5.1(b).

     “Code” means the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

     “Common Stock” has the meaning set forth in the preliminary statements to this Agreement.

     “Company” has the meaning set forth in the preamble to this Agreement.

     “Company 401(k) Plan” means the retirement plan maintained by the Company and designed to comply with Section 401 of the Code.

     “Company Legal Transaction Costs” means the aggregate amount of all legal fees of Paul, Hastings, Janofsky & Walker LLP, counsel to the Company and the Stockholders and all costs and expenses of such counsel incurred in connection with this Agreement and the other Transaction Documents or the transactions and matters contemplated hereby or thereby, other than any fees, costs and expenses (a) relating to any filings under the HSR Act made in connection with the transactions contemplated by this Agreement and (b) relating to the Financing Transactions.

     “Company Legal Transaction Costs Cap” means $600,000.

     “Company Legal Transaction Costs Excess Amount” means an amount, if any, equal to the difference, if positive, of (i) the Company Legal Transaction Costs Notice Amount, minus (ii) the Company Legal Transaction Costs Cap.

     “Company Legal Transaction Costs Notice Amount” means the amount of Company Legal Transaction Costs set forth in the Reductions Notice.

     “Company Permits” has the meaning set forth in Section 3.1(g).

     “Company SEC Documents” has the meaning set forth in Section 3.1(e).

     “Company Transaction Costs” means the aggregate amount of all fees, costs and expenses of the Company (whether incurred on behalf of the Company or on behalf of any Securityholder) incurred in connection with this Agreement and the other Transaction Documents or the transactions contemplated hereby or thereby, including, without limitation, any investment banking, accounting, advisory, brokers, finders, escrow agent or legal fees or fees paid to any Governmental Entity or third party; provided, however, that “Company Transaction Costs” shall not include (i) any fees, costs, or other expenses of any kind incurred by or on behalf of the Company or any of its Subsidiaries in connection with, or relating to, the efforts of Parent and Sub or any Affiliate of Parent or Sub to consummate the Financing Transactions and for Parent or Sub to otherwise perform their respective obligations under this Agreement and the other Transaction Documents (including without limitation all accounting and legal fees and expenses incurred in connection therewith), (ii) the Ardshiel Fee, (iii) the Consultant Fee, (iv) the Management Bonuses or (v) any fees, costs or expenses of any kind incurred by or on behalf of the Company or any of its Subsidiaries or any Securityholder relating to any filings under the HSR Act made in connection with the transactions contemplated by this Agreement.

     “Company Voting Debt” has the meaning set forth in Section 3.1(b).

     “Confidential Information” means all information and documents, whether in written or oral form, that the Company or any Subsidiary furnishes or otherwise discloses to any Securityholder Party regarding the operations of the Company or its Subsidiaries, whether furnished or otherwise disclosed before, on or after the date of this Agreement, and whether received in their capacities as director, stockholder, advisor, representative or otherwise, together with all analyses, compilations, studies or other documents, records or data prepared by them which contain or otherwise reflect or are generated from such information and documents. The term “Confidential Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure directly or indirectly by such Securityholder Party in violation of this Agreement) or (ii) at the time of disclosure or thereafter is available to such Securityholder Party on a nonconfidential basis from a source other than a disclosing party, that is not and would not be bound by an obligation of confidentiality with any disclosing party or otherwise prohibited from transmitting the information to Securityholders on a nonconfidential basis by a contractual, legal or fiduciary obligation to the disclosing party or (iii) has been or is independently acquired or developed by such Securityholder Party without violation of any obligations under this Agreement.

     “Confidentiality Agreement” means the confidentiality letter agreement, dated March 3, 2003, between the Company and Kenner & Company, Inc.

     “Consents” means all governmental consents and approvals, and all consents and approvals of third parties, in each case that are necessary in order to consummate the transactions contemplated herein.

     “Consultant Fee” has the meaning set forth in Section 2.14(b).

     “Consulting Agreement” means that certain Consulting, Non-Competition and Non-Solicitation Agreement, dated as of October 25, 2000, between Atrium Companies, Inc., and John Ellison, as amended and supplemented through the date hereof.

     “Cure Period” has the meaning set forth in Section 10.1(b).

     “Danvid Acquisition” means the April 1, 2003 acquisition of substantially all of the assets of Danvid Window Company, a Delaware corporation, by Atrium Companies, Inc.

     “De Minimis Losses” has the meaning set forth in Section 11.5(b).

     “Debt” without duplication, means, as of 11:59 p.m. on the day immediately preceding the Closing Date and except for accounts and obligations owed by the Company to its Subsidiaries or owed by a Subsidiary of the Company to the Company and/or one or more of its Subsidiaries, the aggregate amount of (a) all indebtedness of the Company or any of its Subsidiaries for the repayment of money borrowed, whether or not represented by bonds, debentures, notes or other securities, and all accrued and unpaid interest thereon, (b) all deferred indebtedness of the Company or any of its Subsidiaries for the payment of the purchase price of property or assets purchased, (c) all obligations of the Company or any of its Subsidiaries to pay rent or any payment amounts under a lease of real or personal property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (d) any outstanding reimbursement obligations of the Company or any of its Subsidiaries with respect to amounts drawn under letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company or any of its Subsidiaries, (e) any payment obligation of the Company or any of its Subsidiaries under any interest rate swap agreement, forward rate agreement, interest rate collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (f) all indebtedness for borrowed money of any Person that is not a direct or indirect Subsidiary of the Company that is secured by any Lien on property owned by the Company or any of its Subsidiaries, whether or not indebtedness secured thereby shall have been assumed, (g) all guarantees, endorsements (other than endorsements of checks in the ordinary course of business), assumptions and other contingent obligations of the Company or any of its Subsidiaries in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of any Person that is not a direct or indirect Subsidiary of the Company, and (h) all premiums, prepayment penalties, change of control payments, fees, expenses and other amounts which are or will be paid (including LIBOR breakage costs under the Senior Credit Agreement) in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, but excluding all premiums, prepayment penalties, change of control payments, fees, expenses and other such amounts as are required to be paid in respect of the Senior Subordinated Notes or PIK Notes as a result of the transactions contemplated by this Agreement and the other Transaction Documents.

     “Debt Financing Letters” means the Financing Letters specified in clauses (ii) and (iii) of the definition of “Financing Letter”.

     “Defaulting Securityholder Party” has the meaning set forth in Section 12.2(b).

     “DGCL” means the General Corporation Law of the State of Delaware.

     “DOJ” means the United States Department of Justice.

     “EBITDA” means, with respect to the Company, for any period, the Adjusted Net Income of the Company and its consolidated Subsidiaries for such period, adjusted to add thereto, without duplication, the sum of (i) the consolidated interest expense of the Company and its consolidated Subsidiaries for such period, plus (ii) the consolidated securitization expense of the Company and its consolidated Subsidiaries for such period, plus (iii) the consolidated income tax expense of the Company and its consolidated Subsidiaries for such period, plus (iv) the consolidated depreciation and amortization expense of the Company and its consolidated Subsidiaries for such period, plus (v) the consolidated stock compensation expense (whether paid in cash or non-cash) of the Company and its consolidated Subsidiaries for such period, plus (vi) the consolidated special charges of the Company and its consolidated Subsidiaries for such period, plus (vii) the consolidated extraordinary charges of the Company and its consolidated Subsidiaries for such period, plus (viii) the aggregate fees and expenses paid to Ardshiel, Inc., Parent, and Kenner and Company, Inc. and other stockholders of Parent by the Company and its consolidated Subsidiaries pursuant to the terms of any management, consulting, director or similar agreement during such period, plus (ix) the aggregate consulting fees paid to John Ellison by the Company and its consolidated Subsidiaries pursuant to the terms of the Consulting Agreement during such period, plus (x) the Ardshiel Fee, to the extent paid during such period, plus (xi) the Consultant Fee, to the extent paid during such period, plus (xii) the Management Bonuses, to the extent paid during such period, plus (xiii) Company Transaction Costs (including Company Legal Transaction Costs) incurred in accordance with the provisions of this Agreement, to the extent paid during such period, plus (xiv) expenses attributable to the issuance or exercise of Options for such period, plus (xv) the consolidated loss on discontinued operations, to include the aggregate loss of businesses shut down or disposed of, regardless of whether the shut down or disposition qualifies for discontinued operations in accordance with GAAP, plus (xvi) any expenses related to acquisitions that cannot be capitalized, plus (xviii) amounts related to the effects of the Merger and the payments contemplated by this Agreement or any of the Transaction Documents, including any effect of fair market value adjustments made pursuant to purchase accounting, provided, that, the Merger Consideration shall not be included in any calculation of EBITDA hereunder. For the purposes of this definition of “EBITDA”, all accounting terms not specifically defined shall have the meaning customarily given to them in accordance with GAAP.

     “Effective Time” has the meaning set forth in Section 2.2.

     “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan providing benefits to any present or former employee or contractor of the Company or any member of the Aggregated Group maintained by any such entity.

     “Environmental Costs or Liabilities” has the meaning set forth in Section 3.1(n)(iv).

     “Environmental Laws” means all Applicable Laws pertaining to the environment, natural resources, and public or employee health and safety, including without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Emergency Planning and Community Right to Know Act and the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act, the Clean Water Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act of 1970, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, and any similar or analogous statutes, regulations and decisional law of any Governmental Entity, as may be in effect on or prior to the Closing Date.

     “Equity Financing Letter” means the Financing Letter specified in clause (i) of the definition of “Financing Letter”.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Escrow Agent” means Wells Fargo Bank, N.A. or another internationally recognized financial institution designated by Parent, and includes its successors and assigns.

     “Escrow Amount” means, from time to time, the amount of funds held in escrow by the Escrow Agent pursuant to the terms of the Indemnification Escrow Agreement.

     “Exchange Account” has the meaning set forth in Section 2.9.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     “Exchange Agent” has the meaning set forth in Section 2.9.

     “Expiration Date” has the meaning set forth in Section 11.5(c).

     “Financial Statements” has the meaning set forth in Section 3.1(f)(ii).

     “Financing Letters” means, collectively, (i) that certain equity commitment letter, dated as of October 27, 2003, among the Company, KAT Holdings, L.P. and Kenner Equities III, L.P., (ii) that certain bank and bridge commitment letter, dated as of October 27, 2003, among KAT Holdings, L.P., Canadian Imperial Bank of Commerce, CIBC Inc., CIBC World Markets Corp., UBS Loan Finance LLC and UBS Securities LLC and (iii) that certain forward underwriting commitment letter, dated as of October 27, 2003, among KAT Holdings, L.P., CIBC World Markets Corp. and UBS Securities LLC, in each case, in the form previously submitted to the Company prior to the date hereof.

     “Financing Transactions” means, collectively, (a) the refinancing the Debt under the Senior Credit Agreement, (b) any redemption of the PIK Notes in accordance with the 15% PIK Indenture or any purchase of the PIK Notes pursuant to a Change of Control Offer (as defined in the 15% PIK Indenture), (c) any redemption of the Senior Subordinated Notes in accordance with the 10 1/2% Notes Indenture or any purchase of the Senior Subordinated Notes pursuant to a Change of Control Offer (as defined in the 10 1/2% Notes Indenture), (d) any amendment to the Senior Credit Agreement or Interest Rate Swap, (e) any effort to accomplish a Waiver or RSA Amendment and (f) any other effort of Parent or any Affiliate of Parent to obtain the funds necessary to consummate the Merger.

     “Fully-Diluted Common Stock” means the number of shares of Common Stock plus (without duplication) all shares of Common Stock issuable upon the exercise of all In-The-Money Options, in each case, outstanding immediately prior to the Effective Time.

     “FTC” means the United States Federal Trade Commission.

     “GAAP” means generally accepted accounting principles in the United States.

     “Gains And Transfer Taxes” has the meaning set forth in Section 3.1(d).

     “Governmental Entity” means any governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

     “Hazardous Substances” has the meaning set forth in Section 3.1(n)(iv).

     “HSR Act” has the meaning set forth in Section 3.1(d).

     “In-The-Money Option” means any Option (whether a Cash In-The-Money Option or a Rollover Option) outstanding immediately prior to the Effective Time, which has an exercise price which is less than the Per Share Merger Consideration, whether or not such option is then vested.

     “Indemnification Agreements” means, collectively, (i) that certain Indemnification Agreement, dated as of August 31, 2000, between D and W Holdings, Inc. and Jeff L. Hull, (ii) that certain Indemnification Agreement, dated as of August 31, 2000, between D and W Holdings, Inc. and Andreas Hildebrand, (iii) that certain Indemnification Agreement, dated as of August 31, 2000, between D and W Holdings, Inc. and John Deterding, (iv) that certain Indemnification Agreement, dated as of August 31, 2000, between D and W Holdings, Inc. and Robert E. Burns, (v) that certain Indemnification Agreement, dated as of August 31, 2000, between D and W Holdings, Inc. and Roger A. Knight, (vi) that certain Indemnification Agreement, dated as of August 31, 2000, between D and W Holdings, Inc. and Eric W. Long, (vii) that certain Indemnification Agreement, dated as of October 25, 2000, between D and W Holdings, Inc. and John Ellison, Jr., (viii) that certain Indemnification Agreement, dated as of

August 31, 2000, between D and W Holdings, Inc. and Cliff Darby, (ix) that certain Indemnification Agreement, dated as of October 25, 2000, between D and W Holdings, Inc. and Dennis M. McCormick, (x) that certain Indemnification Agreement, dated as of September 30, 2002, between Atrium Corporation and Philip J. Ragona, and (xi) that certain Indemnification Agreement, dated as of December 12, 2002, between Atrium Corporation and W. Andrew Shea, (xii) that certain Indemnification Agreement, dated as of October 25, 2000, between Atrium Corporation and C. Douglas Cross, (xiii) that certain Indemnification Agreement, dated as of August 31, 2000 between D and W Holdings, Inc. and Daniel T. Morley and (xiv) that certain Indemnification Agreement, dated as of June 13, 2003, between Atrium Corporation and Kevin Collins, in each case, as amended and supplemented through the date hereof.

     “Indemnification Escrow Agreement” has the meaning set forth in Section 2.10.

     “Indemnified Costs” means the Buyer Indemnified Company Costs, the Buyer Indemnified Securityholder Party Costs or the Seller Indemnified Costs, as the case may be.

     “Indemnified Parties” means the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be.

     “Indemnifying Party” has the meaning set forth in Section 11.3.

     “Indemnity Escrow Holdback Amount” means, with respect to any Securityholder Party, an amount, in cash, equal to the product of (a) the Closing Escrow Amount, times (b) a quotient, (i) the numerator of which is equal to the sum of (A) the number of shares of Common Stock (other than Rollover Shares) owned by such Securityholder Party immediately prior to the Effective Time, if any, plus (B) the number of shares of Common Stock issuable upon exercise of the Cash In-The-Money Options held by such Securityholder Party immediately prior to the Effective Time, and (ii) the denominator of which is equal to the sum of (A) the aggregate number of shares of Common Stock (other than Rollover Shares) outstanding immediately prior to the Effective Time, plus (B) the aggregate number of shares of Common Stock issuable upon the exercise of all Cash In-The-Money Options outstanding immediately prior to the Effective Time, in each case, as set forth on Schedule I hereto (which Schedule reflects the rollover of such Rollover Options and Rollover Shares as contemplated on the date hereof).

     “Intellectual Property” has the meaning set forth in Section 3.1(r).

     “Interest Rate Swap” means the interest rate swap agreement to which Atrium is a party dated October 27, 2000.

     “Knowledge” means, with respect to a specified party hereto, the actual knowledge of any officer of such party, except that in the case of the company, “Knowledge” shall also include the actual knowledge of any officer of the Company’s Subsidiaries and in the case of Parent, “Knowledge” shall also include the actual knowledge of any officer of Parent’s Subsidiaries.

     “Leased Real Property” means all of the leasehold interests and related rights of the Company and its Subsidiaries pursuant to the leases which are identified and described in Schedule 3.1(k).

     “Letter Of Transmittal” has the meaning set forth in Section 2.9(a)(ii).

     “Letters of Credit” mean the letters of credit issued by General Electric Company on behalf of Atrium Companies, Inc. described in Item 41 of Schedule 3.1(s).

     “Liens” has the meaning set forth in Section 3.1(m).

     “Litigation Losses” mean any and all damages, losses, claims, liabilities, Taxes, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of any of the Scheduled Litigations; provided, however, that the calculation of any such Litigation Losses in respect of any Scheduled Litigation shall be reduced (A) to the extent of the specific litigation liability reserves of the Company or its Subsidiaries in respect of such Scheduled Litigation in existence as of August 31, 2003 (which reserves were, as of August 31, 2003, in the amounts set forth on Schedule IV), (B) to the extent of any insurance proceeds actually received by the Surviving Corporation or its Subsidiaries in respect of such Scheduled Litigation, and (C) with respect solely to Litigation Losses consisting of court costs and attorney’s fees and expenses, by that portion of such court costs and attorney’s fees and expenses attributable to the period prior to Closing.

     “Management” has the meaning set forth in Section 7.6.

     “Management Agreement” means that certain Amended and Restated Management Agreement, dated as of May 17, 1999, among the Company, Atrium Companies, Inc. and Ardshiel, Inc., as amended and supplemented through the date hereof.

     “Management Bonuses” has the meaning set forth in Section 2.14(c). For the avoidance of doubt, it is understood that year end bonuses to be paid to Management are separate and distinct from Management Bonuses and that such year end bonuses shall be paid by the Surviving Corporation in accordance with the Management employment agreements in effect at such time.

     “Material Adverse Effect” means a material adverse effect on the business, operations, financial condition, or results of operations of the Company and its Subsidiaries, in each case taken as a whole.

     “Material Contract” has the meaning set forth in Section 3.1(p).

     “Maximum Securityholder Escrow Amount” means, at any time, such Securityholder’s pro rata share of the Escrow Amount, which, as of the Closing Date, is equal to the Indemnity Escrow Holdback Amount, less any amounts previously deducted from such Securityholder’s Maximum Securityholder Escrow Amount in accordance with Section 11.5(e).

     “Merger” has the meaning set forth in Section 2.1.

     “Merger Consideration” means an amount equal to (i) $208,679,540, minus (ii) the Company Legal Transaction Costs Excess Amount; provided, that the amount of Merger Consideration shall be appropriately adjusted to reflect the rollover of the Rollover Options and the Rollover Shares.

     “Miniature Die Casting Acquisition” means the January 31, 2003 acquisition of substantially all of the operating assets of Miniature Die Casting of Texas, L.P., a Texas limited partnership, by MD Casting, Inc.

     “Minimum Loss” has the meaning set forth in Section 11.5(a).

     “Monthly Post-Signing Financial Statement” has the meaning set forth in Section 5.1(b).

     “NPL” has the meaning set forth in Section 3.1(n).

     “Option Proceeds” means the aggregate exercise price that would be paid if all Cash In-The-Money Options outstanding immediately prior to the Effective Time were exercised in full (assuming for purposes of this definition that all such Options could be exercised in full as of such time).

     “Option Release” has the meaning set forth in Section 2.9.

     “Optionholders” has the meaning set forth in the preliminary statements to this Agreement.

     “Options” means the collective reference to (i) all options to purchase shares of Common Stock issued under the 1998 Plan, (ii) all options to purchase shares of Common Stock issued under the Replacement Plan, and (iii) the Warrant.

     “Outstanding Share” and “Outstanding Shares” have the meanings set forth in Section 2.6.

     “Owned Real Property” means those parcels of real property owned in fee and used or held for use by the Company and its Subsidiaries as described in Schedule 3.1(j), and all buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, rights of access, privileges, and appurtenances pertaining or belonging thereto, including any right, title, and interest of the Company and its Subsidiaries in and to any street or other property adjoining any portion of such property.

     “Parent” has the meaning set forth in the preamble to this Agreement.

     “Per Share Merger Consideration” means the quotient obtained when (i) the sum of the Merger Consideration plus the Option Proceeds is divided by (ii) the number of shares of Fully-Diluted Common Stock (taking into account, with regard to the Options, only the In-The-Money-Options); provided, that the amount of Per Share Merger Consideration shall be appropriately adjusted, without duplication, to reflect the rollover of the Rollover Options and Rollover Shares. For the avoidance of doubt, based upon the assumptions that, as of the Closing, (a) 192,154 shares of Fully-Diluted Common Stock will be outstanding and (b) the Company Legal Transaction Costs Excess Amount equals $0, the Per Share Merger Consideration for each share of Common Stock will equal $1,100.

     “Permits” has the meaning set forth in Section 3.1(n).

     “Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due and payable, or, to the extent set forth on Schedule 3.1(o), being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’, and other similar liens imposed by law arising or incurred in the ordinary course of business for obligations which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings, (c) Liens arising under leases of vehicles, rolling stock and other equipment, which Liens do not materially impair the operation of the business at the facility at which such leased vehicle, rolling stock or other equipment is located, (d) Liens on leases of real property arising from the provisions of such leases, including, in relation to leased real property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits, or other entitlements of various types issued by any Governmental Entity, necessary or beneficial to the continued use and occupancy of such real property or the continuation of the business conducted by the Company and its Subsidiaries, (e) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (f) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (g) unviolated zoning regulations and restrictive covenants and easements of record which do not detract from the value of the Real Property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby, (h) public utility easements of record, in customary form, to serve the Real Property, and (i) Liens arising under the Accounts Receivable Securitization Documents.

     “Permitted Liens” has the meaning set forth in Section 3.1(m).

     “Person” and “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

     “PIK Notes” means the 15% Senior Pay-In-Kind Notes Due 2010, Series A, and the 15% Senior Pay-In-Kind Notes Due 2010, Series B, issued in the original aggregate principal amount of $39,237,500 pursuant to the 15% PIK Indenture.

     “Post-Signing Financial Statement” means, collectively, each Monthly Post-Signing Financial Statement and the Closing Financial Statement.

     “Pro Forma EBITDA” means the EBITDA of the Company, calculated on a pro forma basis assuming that each of the Danvid Acquisition, Miniature Die Casting Acquisition and Aluminum Screen Acquisition had been consummated on the first day of the Company’s 2003 fiscal year; provided that, Pro Forma EBITDA will only reflect such three Acquisitions, and not the acquisitions of any other companies, businesses or Persons, whether or not consummated prior to the Effective Time, and whether or not such other acquisitions would otherwise be reflected in the determination of EBITDA in accordance with GAAP, plus pro forma acquisition synergies of $1,372,540. For the purposes of calculating the Company’s estimate of the Pro Forma EBITDA of the Company for the 2003 fiscal year in connection with the Signing Pro Forma EBITDA Estimate, the Company shall calculate such estimate (A) by aggregating (i) the Company’s actual Pro Forma EBITDA for the full months elapsed in 2003 through August 31, 2002 and (ii) the Company’s reasonably expected Pro Forma EBITDA for the balance of 2003, and (B) in accordance with GAAP in a manner consistent with the preparation of the Balance Sheet (including with respect to the calculation and application of reserves, accruals and adjustments required or provided by GAAP of the type and to the extent included in the Balance Sheet).

     “Proprietary Information” has the meaning set forth in Section 3.1(r).

     “Real Property” means the Leased Real Property and the Owned Real Property.

     “Reductions Notice” has the meaning set forth in Section 2.11.

     “Replacement Plan” means the D and W Holdings, Inc. 1998 Replacement Stock Option Plan, as amended by that certain Amendment No. 1 to D and W Holdings, Inc. 1998 Replacement Stock Option Plan, dated as of May 17, 1999, as further amended and supplemented through the date hereof.

     “Representative” has the meaning set forth in Section 12.1.

     “Rollover Options” has the meaning set forth in Section 7.6.

     “Rollover Shares” has the meaning set forth in Section 7.6.

     “RSA Amendment” has the meaning set forth in Section 2.13(d).

     “Scheduled Litigation” means each of the claims, actions, suits, inquiries, judicial or administrative proceedings, grievances or arbitrations set forth on Schedule IV.

     “Schedules” means the Schedules attached hereto.

     “SEC” means the United States Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     “Securityholder Parties” has the meaning set forth in the preamble to this Agreement.

     “Securityholders” has the meaning set forth in the preliminary statements of this Agreement.

     “Seller Indemnified Costs” means (a) any and all damages, losses, claims, liabilities, Taxes, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Seller Indemnified Parties incurs and that arise out of any failure of any of the representations or warranties made by Parent or Sub under this Agreement or any of the other Transaction Documents to be true and correct at the time as of which they are made;

(b)  any and all damages, losses, claims, liabilities, Taxes, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Seller Indemnified Parties incurs and that arise out of (i) any breach or default by Parent or Sub of any of their respective covenants or agreements under this Agreement or any of the other Transaction Documents or (ii) any breach or default by the Surviving Corporation of any of their respective covenants or agreements under this Agreement or any of the other Transaction Documents which are required to be performed after Closing or (iii) any actions or omissions by Parent, Sub, the Surviving Corporation or the Company (provided, that with respect to the Company, solely to the extent taken or omitted to be taken at the request of Parent or Sub) or their respective lenders, investors, advisors or representatives, in each case, in connection with any of the Financing Transactions, including those contemplated by Sections 2.13, 5.7 and 6.5 (but not including any Taxes payable by the Securityholders or Seller Indemnified Parties as a result of the consummation of the Merger and the payments hereunder and contemplated hereby); and (c) any and all actions, suits, proceedings claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing.

     “Seller Indemnified Parties” means each Securityholder Party, each stockholder, partner and Affiliate of such Securityholder Party, and each officer, director, employee and consultant of such Securityholder Party and its Affiliates.

     “Senior Credit Agreement” means the Amended and Restated Credit Agreement by and among, Atrium Companies, Inc. as borrower and the guarantors party thereto, the Lender parties thereto, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Lead Arranger and Syndication Agent, BankOne Texas, N.A., as Documentation Agent, and Fleet National Bank, as Administrative Agent, dated as of October 25, 2000, as amended by that certain Amendment No. 1 and Waiver No. 1, dated as of May 15, 2001, and as further amended by that certain Amendment No. 2, dated as of July 20, 2001, as further amended by that certain Amendment No. 3, dated as of October 1, 2003, together with the “Credit Documents” (as such term is defined in such Amended and Restated Credit Agreement), in each case, as amended and supplemented through the date hereof.

     “Senior Subordinated Notes” means the 10 1/2% Senior Subordinated Notes Due 2009, Series A, and the 10 1/2% Senior Subordinated Notes Due 2009, Series B, issued in the original aggregate principal amount of $175,000,000 pursuant to the 10 1/2% Notes Indenture.

     “Series A Common Stock” has the meaning set forth in the preliminary statements to this Agreement.

     “Series B Common Stock” has the meaning set forth in the preliminary statements to this Agreement.

     “Settlement Agreement” means that certain Champagne Settlement Subclass Settlement Agreement dated, May 21, 2003, by and among Atrium Companies, Inc., Atrium Door and Window Company of the Rockies, Eppsteiner & Associates, L.P., on behalf of the Champagne Settlement Subclass, its Representative and Members, and each of the named plaintiffs in the Class Action Lawsuit.

     “Signing Pro Forma EBITDA Estimate” has the meaning set forth in Section 3.1(f).

     “Special LC’s” has the meaning set forth in Section 6.10.

     “Stockholders” has the meaning set forth in the preliminary statements of this Agreement.

     “Stockholders’ Agreement” means that certain Amended and Restated Stockholders’ Agreement, dated as of October 25, 2000, among the Company and certain of its stockholders named therein, as amended and supplemented through the date hereof.

     “Sub” has the meaning set forth in the preamble to this Agreement.

     “Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body or (if there are no such voting interests) 50% or more of the equity interests of which is owned directly or indirectly by such person.

     “Surviving Corporation” has the meaning set forth in Section 2.1.

     “Tax Returns” means any return, report, statement, election, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

     “Taxes” means taxes, charges, fees, imposts, levies, interest, penalties, fines, additions to tax or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, estimated, excise, property, sales, use, turnover, gross receipts, ad valorem, transfer, gains, profits, inventory, capital stock, license, payroll, employment, unemployment, social security, workers’ compensation, stamp, value added and franchise taxes, required deposits, deductions, withholdings and customs duties, imposed by any Governmental Entity, together with any obligations under Treas. Reg. Section 1.1502-6 or any agreements or arrangements with any Person with respect to the liability for, or sharing of, Taxes, and including any liability as a successor or transferee in respect of Taxes.

     “Termination Date” shall mean December 10, 2003.

     “Title Claims” means, with respect to any Securityholder Party, any claim brought against such Securityholder based upon the breach by such Securityholder Party of the representations and warranties made by such Securityholder Party in Section 3.3(a).

     “Transaction Documents” means the collective reference to this Agreement, the Indemnification Escrow Agreement, the Financing Letters and each other agreement, document and instrument required to be executed in accordance herewith. For purposes of Buyer Indemnified Company Costs and Buyer Indemnified Securityholder Party Costs, the term “Transaction Documents” shall not include any agreement, document or instrument relating to any of the Financing Transactions.

     “Waiver” means consents of the holders of the 10 1/2% Notes and the PIK Notes sufficient to (i) waive the Company’s and Atrium’s obligations to make a Change of Control Offer (as defined in the 10 1/2% Notes Indenture or the 15% PIK Indenture, as applicable) under the 10 1/2% Notes Indenture or the 15% PIK Indenture, including a modification of the definition of “Permitted Holders” therein so as to include Parent and its investors, and/or (ii) waive and/or amend such other covenants and provisions of the 10 1/2% Notes Indenture and the 15% PIK Indenture as reasonably requested by Parent, in each case, as contemplated by Sections 2.13(b)(i) and (c)(i) and also, in each case, the effectiveness of which shall be conditioned on the Merger being consummated.

     “Warrant” means that certain Warrant, dated as of October 2, 1998, issued by the Company to Ardshiel, Inc.

     1.2 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “This Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this

Subsection,” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including without limitation.” Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

ARTICLE 2

MERGER OF SUB INTO THE COMPANY

     2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Sub shall be merged with and into the Company (the “Merger”) in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DGCL. Following the Merger, the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate corporate existence of Sub shall cease.

     2.2 Effective Time. Immediately following the Closing, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

     2.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

     2.4 Certificate of Incorporation and By-Laws. The certificate of incorporation and by-laws of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation and by-laws of the Surviving Corporation as of the Effective Time, until duly amended in accordance with applicable law; provided that the provisions relating to the indemnification of directors, officers, employees and agents of the Company, its Subsidiaries and other entities as described in Section 6.6(a) shall be included in such certificate of incorporation and by-laws.

     2.5 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The officers of the Company (other than the Chairman of the Board) immediately prior to the Effective Time shall, together with such additional officers as designated by Parent, be the officers of the Surviving Corporation as of the Effective Time.

     2.6 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

     (a)  Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of common stock, par value $.01 per share, of the Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock;

     (b)  Each share of the Company’s Common Stock outstanding immediately prior to the Effective Time other than the Rollover Shares (each, an “Outstanding Share” and collectively, the “Outstanding Shares”) shall be converted into the right to receive the Per Share Merger Consideration in cash, payable to the holder thereof without interest, and shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist. However, the aggregate amount of payments in respect of the Outstanding Shares and the Cash In-The-Money Options shall not exceed the Merger Consideration.

     (c)  Each Rollover Share outstanding immediately prior to the Effective Time shall be converted into the right to receive the Alternative Consideration applicable to such Rollover Share as contemplated by this Agreement.

     (d)  Each share of Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.

     2.7 Treatment of Options.

     (a)  Immediately prior to the Effective Time, each Cash In-The-Money Option shall be converted into the right to receive an amount in cash, payable to the holder thereof without interest, equal to the product of (i) the number of shares of Common Stock issuable immediately prior to such conversion upon the exercise of such Cash In-The-Money Option, whether at or upon the passage of time or the occurrence of future events, and (ii) the excess of the Per Share Merger Consideration over the exercise price per share of Common Stock issuable upon the exercise of such Cash In-The-Money Option assuming such Option was exercised immediately prior to such conversion; and such Cash In-The-Money Option shall otherwise cease to be outstanding, shall be cancelled and retired and cease to exist. However, the aggregate amount of payments in respect of the Outstanding Shares and the Cash In-The-Money Options shall not exceed the Merger Consideration.

     (b) Immediately prior to the Effective Time, each Rollover Share shall be converted into the right to receive the Alternative Consideration applicable to such Rollover Option as contemplated by this Agreement.

     (c)  To the extent not converted into the right to receive cash pursuant to Section 2.7(a) or the right to receive Alternative Consideration pursuant to Section 2.7(b), all other Options outstanding as of the Effective Time shall be cancelled and retired without consideration therefor as of the Effective Time.

     2.8 Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Common Stock shall thereafter be made. From and after the Effective Time, the holders of Certificates evidencing ownership of Outstanding Shares and Rollover Shares immediately prior to the Effective Time shall cease to have any rights with respect to such Outstanding Shares and Rollover Shares, except as otherwise provided for herein or by applicable law.

     2.9 Payment in Connection with Closing.

     (a)  Treatment of Outstanding Shares and Cash In-The-Money Options.

(i) Exchange Account. At the Closing, Parent and the Surviving Corporation shall transfer to the Surviving Corporation (in such capacity, the “Exchange Agent”), by wire transfer of immediately available funds, cash in an amount equal to (i) the Merger Consideration, minus (ii) the aggregate amount paid to Securityholders pursuant to Sections 2.9(a)(ii)(B) and 2.9(a)(iii)(B), minus (iii) the Closing Escrow Amount. Such funds shall be deposited by the Exchange Agent in an account (the “Exchange Account”) established for the benefit of the Securityholder Parties. Upon such payment to the Exchange Agent pursuant to this Section 2.9(a)(i) and any payments required pursuant to Sections 2.9(a)(ii)(B) and 2.9(a)(iii)(B), Parent, Sub and the Surviving Corporation shall thereafter have no further liability to the Securityholders in connection with the Merger Consideration, other than the Surviving Corporation in its role as Exchange Agent. Nothing in the immediately preceding sentence shall limit any claims of the Securityholder Parties under this Agreement other than with respect to the payment of the Merger Consideration.

(ii) Outstanding Shares.

(A) The Exchange Agent shall pay to each Stockholder holding a Certificate which immediately prior to the Effective Time represented Outstanding Shares, upon receipt by the Exchange Agent of the Certificate(s) held by such Stockholder and a completed and duly executed letter of transmittal in form and substance (x) customary for transactions of this type, (y) consistent with the terms of this Agreement and (z) reasonably satisfactory to the Exchange Agent (a “Letter of Transmittal”), an amount equal to (i) the product obtained when the number of Outstanding Shares previously represented by all Certificate(s) held by such Stockholder is multiplied by the Per Share Merger Consideration, minus (ii) such Stockholder’s Indemnity Escrow Holdback Amount.

(B) Each Stockholder who surrenders a Certificate with respect to Outstanding Shares for cancellation to Parent at the Closing, together with a duly executed Letter of Transmittal, shall be entitled to receive in exchange therefor the amount such Stockholder has the right to receive if such Stockholder delivers such Certificate and Letter of Transmittal to the Exchange Agent pursuant to Section 2.9(a)(ii)(A), payable by wire transfer of immediately available funds on the Closing Date to an account designated in writing by such Stockholder prior to the Closing Date, and the Certificate so surrendered shall forthwith be cancelled.

(iii) Cash In-The-Money Options.

(A) The Exchange Agent shall pay to each Optionholder holding a Cash In-The-Money Option, upon receipt by the Exchange Agent of a completed and duly executed Option Surrender Agreement, Release and Waiver in form and substance (x) customary for transactions of this type, (y) consistent with the terms of this Agreement and (z) reasonably satisfactory to the Exchange Agent (an “Option Release”), an amount equal to (i) the product obtained when (x) the number of shares of Common Stock issuable upon the exercise of such Cash In-The-Money Option immediately prior to or at the Effective Time is multiplied by (y) an amount equal to the excess of the Per Share Merger Consideration over the per share exercise price of such Cash In-The-Money Option, minus (ii) such Optionholder’s Indemnity Escrow Holdback Amount.

(B) Each Optionholder holding a Cash In-The-Money Option who delivers to Parent a duly executed Option Release at Closing shall be entitled to receive in exchange therefor the amount such Optionholder has the right to receive if such Optionholder delivers such Option Release to the Exchange Agent pursuant to Section 2.9(a)(iii)(A), payable by wire transfer of immediately available funds on the Closing Date to an account designated in writing by such Optionholder prior to the Closing Date, and the Option previously held by such Optionholder shall forthwith be cancelled.

     (b)  Treatment of Rollover Shares and Rollover Options.

(i) Rollover Shares. Upon delivery by a Stockholder to Parent at Closing of a Certificate with respect to Rollover Shares, together with a duly executed Letter of Transmittal, such Stockholder shall be entitled to receive from Parent, on the Closing Date, the applicable Alternative Consideration into which each Rollover Share previously represented by such Certificate is converted pursuant to Section 2.6(c), and the Certificate so surrendered shall forthwith be cancelled.

(ii) Rollover Options. Upon delivery to Parent at Closing of a duly executed Option Release by an Optionholder holding Rollover Options, such Optionholder shall be entitled to receive from Parent, on the Closing Date, the applicable Alternative Consideration into which each Rollover Option held by such Optionholder is converted pursuant to Section 2.7(b), and the Rollover Options previously held by such Optionholder shall forthwith be cancelled.

     (c)  Witholding; Etc. All payments to Securityholders pursuant to this Agreement or any other Transaction Document shall be subject to withholding of Taxes as required under any Applicable Law. No interest shall accrue or be paid on the cash payable upon the delivery of Certificates, Letters of Transmittal or Option Releases. Neither the Exchange Agent nor any party hereto shall be liable to a Securityholder for any cash or interest thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

     (d)  Return to Surviving Corporation. The Exchange Agent will, promptly upon receipt thereof, deliver to the Surviving Corporation surrendered Certificates, Letters of Transmittal and Option Releases received by it, and on the date that is nine months following the Closing Date, return to the Surviving Corporation any portion of the Merger Consideration remaining to be paid to Securityholders who have not yet surrendered their Certificates, Letters of Transmittal or Option Releases, as the case may be, and any other funds in the Exchange Account which are to be distributed to Securityholders. Any Securityholders will thereafter be entitled to look only to the Surviving Corporation for payment of their claim for the consideration set forth in this Section 2.9, without interest thereon, but will have no greater rights against the Surviving Corporation than may be accorded to general creditors thereof under applicable law.

     2.10 Indemnification Escrow. Pursuant to Article 11 hereof, the parties hereto have agreed that (a) the Buyer Indemnified Parties will be indemnified from and against certain Buyer Indemnified Company Costs, and (b) the Securityholder Parties will severally, but not jointly, indemnify the Buyer Indemnified Parties from and against certain Buyer Indemnified Securityholder Party Costs. On or prior to Closing, the Representative, Parent and the Escrow Agent shall enter into an Indemnification Escrow Agreement in form and substance (i) customary for transactions of this type, (ii) consistent with the terms of this Agreement and (iii) reasonably satisfactory to the Company, Parent, the Representative and the Escrow Agent (the “Indemnification Escrow Agreement”). Notwithstanding any other provision in this Agreement to the contrary, in order to secure the indemnity obligations to the Buyer Indemnified Parties under this Agreement, at the Closing a portion of the Merger Consideration which would otherwise be required to be delivered to the Securityholders equal to the Closing Escrow Amount shall be deposited and held in escrow pursuant to the terms of the Indemnification Escrow Agreement. Each Securityholder Party hereby directs Parent to deposit an amount equal to such Securityholder Party’s Indemnity Escrow Holdback Amount with the Escrow Agent at Closing and Parent shall make such deposit as directed. Any amounts held by the Escrow Agent pursuant to the Indemnification Escrow Agreement shall be released to the Securityholder Parties only at such times and in such amounts as set forth in the Indemnification Escrow Agreement.

     2.11 Reductions Notice. No later than the Business Day immediately preceding the scheduled Closing Date, the Company shall deliver to Parent a written notice (the “Reductions Notice”) setting forth (i) the amount of any Company Legal Transaction Costs previously paid or payable by the Company, and (ii) the names and wiring instructions for the persons to whom payment for unpaid Company Legal Transaction Costs are to be made. At or prior to the Closing, the Company shall pay any unpaid Company Legal Transaction Costs identified in the Reductions Notice. The Securityholder Parties shall indemnify Parent for that portion of the Company Legal Transaction Costs not set forth in the Reductions Notice which, when aggregated with the Company Legal Transaction Costs Notice Amount, is in excess of the Company Legal Transaction Cost Cap, whether or not invoices therefor have been received at or prior to the Closing.

     2.12 Stockholder Approval. By his, her or its execution and delivery of this Agreement, each Stockholder hereby consents (in his, her or its capacity as a stockholder of the Company) to the Merger, this Agreement, the Indemnification Escrow Agreement and the consummation of the transactions contemplated herein and therein. In addition, by his, her or its execution and delivery of this Agreement, each Stockholder hereby acknowledges that such Stockholder has approved the Merger in accordance with Section 228 of the DGCL and is therefore not entitled to appraisal rights described in Section 262 of the DGCL. By its execution and delivery of this Agreement, Parent hereby consents (in its capacity as the sole stockholder of Sub), to the Merger, this Agreement, the Indemnification Escrow Agreement and the consummation of the transactions contemplated herein and therein, and agrees that Parent will not (in its capacity as a stockholder of Sub) withdraw, revoke, rescind or alter such consent in any way without the prior written consent of the Company.

     2.13 Treatment of Outstanding Indebtedness.

     (a)  Senior Credit Agreement. Subject to Section 6.5, concurrently with the Closing, if the conditions set forth in Article 8 have been satisfied or waived by the relevant parties, the Company shall redeem and payoff all Debt of the Company and its Subsidiaries under the Senior Credit Agreement. The Company shall make arrangements with the lenders under the Senior Credit Agreement reasonably satisfactory to Parent to provide the Surviving Corporation with customary payoff letters, releases, recordable form mortgage and lien releases, canceled notes and other documents reasonably requested by Parent.

     (b)  Senior Subordinated Notes.

(i) Prior to the Closing, at the direction of Parent, the Company shall solicit the consent of such number of holders of the Senior Subordinated Notes as is required under the 10 1/2% Notes Indenture to (A) waive Atrium Companies, Inc.’s obligations to make a Change of Control Offer (as defined in the 10 1/2% Notes Indenture) thereunder in respect of the Merger, including a modification of the definition of the “Permitted Holders” therein so as to include Parent and its investors, and (B) waive and/or amend such other covenants and provisions of the 10 1/2% Notes Indenture as reasonably requested by Parent and approved by the Company’s Board of Directors, in each case, the effectiveness of which shall be subject to the closing of the Merger.

(ii) In the event that the Waiver contemplated by clause (b)(i)(A) above shall not be obtained on or prior to the Closing, then either (A) at the Closing, the Surviving Corporation shall cause Atrium Companies, Inc. to irrevocably deposit funds with the trustee of the Senior Subordinated Notes sufficient to redeem 100% of the outstanding Senior Subordinated Notes in accordance with the 10 1/2% Notes Indenture, or (B) following the Closing, the Surviving Corporation shall cause Atrium Companies, Inc. to effect a Change of Control Offer as required pursuant to Section 10.11 of the 10 1/2% Notes Indenture.

     (c)  PIK Notes.

(i) Prior to the Closing, at the direction of Parent, the Company shall solicit the consent of such number of holders of the PIK Notes as is required under the 15% PIK Indenture to (A) waive the Company’s obligations to make a Change of Control Offer (as defined in the 15% PIK Indenture) thereunder in respect of the Merger, including a modification of the definition of the “Permitted Holders” therein so as to include Parent and its investors, and (B) waive and/or amend such other covenants and provisions of the 15% PIK Indenture as reasonably requested by Parent and approved by the Company’s Board of Directors, in each case, the effectiveness of which shall be subject to the closing of the Merger.

(ii) In the event that the Waiver contemplated by clause (c)(i)(A) above shall not be obtained on or prior to the Closing, then either (A) at the Closing, the Surviving Corporation shall irrevocably deposit funds with the trustee of the PIK Notes sufficient to redeem 100% of the outstanding PIK Notes in accordance with the 15% PIK Indenture, or (B) following the Closing, the Surviving Corporation effect a Change of Control Offer as required pursuant to Section 10.11 of the 15% PIK Indenture.

     (d)  Accounts Receivable Securitization. Prior to the Closing, at the direction of Parent, the Company shall take all acts reasonably requested by Parent to cause the Accounts Receivable Securitization Documents to be amended in a manner reasonably satisfactory to Parent to provide that the consummation of the Merger shall not constitute a Termination Event (as defined in the Accounts Receivable Securitization Documents) thereunder and shall not otherwise constitute a default under or grant any other party thereto any right to terminate or otherwise modify any Accounts Receivable Securitization Document and to confirm that the maturity of the facility itself shall be approximately three years from the Closing Date (the “RSA Amendment”). Except as provided in the foregoing sentence, the obligations of the Surviving Corporation and its Subsidiaries under the Accounts Receivable Securitization Documents shall remain outstanding following the Closing.

     (e)  Interest Rate Swap. The Debt of the Surviving Corporation and its Subsidiaries under the Interest Rate Swap shall remain outstanding following the Closing.

     2.14 Other Payments.

     (a)  Ardshiel Fee. The Company shall pay to Ardshiel, Inc. at Closing a fee in an amount equal to $4,000,000 (the “Ardshiel Fee”) in connection with the termination, discharge and release of the Management Agreement pursuant to Section 5.6(b).

     (b)  Consultant Fee. The Company shall pay to John Ellison at Closing a fee in an amount no greater than $1,273,349, as adjusted for payments made in accordance with Schedule 2.14(b) (the “Consultant Fee”) in connection with the termination, discharge and release of the

Consulting Agreement pursuant to Section 5.6(c); provided, however, that the Consultant Fee shall not be paid to John Ellison unless the Company shall have received the prior written consent of Stockholders to the extent necessary to satisfy the stockholder approval requirements of Section 280G of the Code.

     (c)  Management Bonuses. The Company shall pay at Closing the change of control bonuses pursuant to the Change of Control Agreements or the other arrangements described in Schedule 2.14(c), in an aggregate amount not to exceed $5,800,000, as set forth on Schedule 2.14(c) (the “Management Bonuses”) in connection with the termination, discharge and release of such arrangements and the Change of Control Agreements pursuant to Section 5.6(d); provided, however, that the Management Bonuses shall not be paid unless the Company shall have received the prior written consent of Stockholders to the extent necessary to satisfy the stockholder approval requirements of Section 280G of the Code.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows (with the understanding that Parent and Sub are relying upon such representations and warranties in entering into and performing their respective obligations under this Agreement):

     (a)  Organization, Good Standing and other Matters. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a material adverse effect on the business, operations, financial condition or results of operations of the Company or such Subsidiary, as the case may be. The Company has made available to Parent or its representatives complete and correct copies of its certificate of incorporation and bylaws and its Subsidiaries’ respective certificates of incorporation and bylaws (or comparable charter or organizational documents), as in effect on the date of this Agreement. Schedule 3.1(a) sets forth a true and complete list of all of the Company’s subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, and the jurisdictions where such Subsidiaries are qualified to do business. Except as disclosed on Schedule 3.1(a), the Company does not own, directly or indirectly, any Subsidiaries or own, or have the right, pursuant to a contract or otherwise, to acquire any capital stock, equity interest or other similar investment in any corporation, partnership (or an arrangement treated as such for Tax purposes), joint venture, association, limited liability company, trust or other entity. Except as set forth on Schedule 3.1(a), all outstanding shares of capital stock of the Company’s Subsidiaries are owned by the Company or a direct or indirect Subsidiary of the Company, free and clear of all Liens.

     (b)  Capital Structure. The authorized capital stock of the Company consists of 250,000 shares of Series A Common Stock and 5,000 shares of Series B Common Stock. As of the date hereof, (i) 187,363 shares of Series A Common Stock are issued and outstanding, (ii) no shares of Series B Common Stock are issued and outstanding and (iii) no shares of Series A Common Stock are held by the Company in treasury. Except as described in clause (iii) of the immediately preceding sentence, no shares of capital stock of the Company are held by the Company or its Subsidiaries. As of the Closing Date, except for such changes as may result from the issuance of Common Stock upon the exercise of Options outstanding as of the date of this Agreement, (i) 187,363 shares of Series A Common Stock will be issued and outstanding, (ii) no shares of Series B Common Stock will be issued and outstanding and (iii) no shares of Series A Common Stock will be held by the Company in treasury. As of the date hereof, (i) the aggregate number of shares of Series A Common Stock issuable pursuant to Options granted pursuant to the 1998 Plan and outstanding on the date hereof is 9,271, (ii) the aggregate number of shares of Series A Common Stock issuable pursuant to Options granted pursuant to the Replacement Plan and outstanding on the date hereof is 657, and (iii) the aggregate number of shares of Series A Common Stock issuable pursuant to the Warrant is 1,040. Other than as set forth in the preceding sentence, no other Options are issued and outstanding on the date hereof. As of the Closing Date, except for such changes as may result from the issuance of Common Stock upon the exercise of Options outstanding as of the date of this Agreement, (i) the aggregate number of shares of Series A Common Stock issuable pursuant to Options granted pursuant to the 1998 Plan and outstanding on the Closing Date will be 9,271, (ii) the aggregate number of shares of Series A Common Stock issuable pursuant to Options granted pursuant to the Replacement Plan and outstanding on the Closing Date will be 657, and (iii) the aggregate number of shares of Series A Common Stock issuable pursuant to the Warrant will be 1,040. Other than as set forth in the preceding sentence, no other Options will be issued and outstanding on the Closing Date. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote (“Company Voting Debt”) are issued or outstanding. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or other similar rights. Except as set forth in Schedule 3.1(b), as of the date of this Agreement there are outstanding, and as of the Closing Date there shall be outstanding (except for such changes as may result from the issuance of Common Stock upon the exercise of Options outstanding as of the date of this Agreement): (A) no shares of capital stock, Company Voting Debt or other voting securities of the Company or any Subsidiary of the Company; (B) no securities of the Company or any Subsidiary of the Company convertible into, or exchangeable or exercisable for, shares of capital stock, Company Voting Debt or other voting securities of the Company or any Subsidiary of the Company; and (C) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Company Voting Debt or other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

     (c)  Authority. The Company has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which the Company is a party and to consummate the transactions contemplated herein and therein. The execution and delivery of such Transaction Documents by the Company and the consummation of the transactions contemplated herein or therein have been duly authorized by all necessary corporate action on the part of the Company, including approval by the Company’s Board of Directors. This Agreement has been, and the other Transaction Documents to which the Company will be a party have been, or upon execution and delivery will be, duly executed and delivered by the Company and, assuming that such Transaction Documents constitute the valid and binding agreement of the other parties hereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     (d)  No Conflict; Required Filings And Consents. The execution and delivery by the Company of the Transaction Documents to which it is a party do not, and the performance by the Company of the transactions contemplated herein and therein will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this Section 3.1(d) or as otherwise described on Schedule 3.1(d), (i) violate, conflict with, or result in any violation or breach of any provision of the Company’s or any of its Subsidiaries’ certificate of incorporation or bylaws, (ii) violate, conflict with, or result in a violation or breach of, constitute a default (with or without due notice or lapse of time or both) or require the consent of any Person under, any of the terms, conditions, or provisions of any agreement, contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets is bound or give rise to any right of termination or acceleration thereunder, (iii) violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation of any Governmental Entity binding upon the Company or any of its Subsidiaries or by which or to which any of their respective assets is bound or subject, or (iv) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except, with respect to each of clauses (i), (ii), (iii) and (iv), such violations, conflicts, breaches or defaults as would not have a Material Adverse Effect. No Consent of, or registration, declaration, or filing with, any Governmental Entity is required by the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of the applicable waiting period thereunder; (B) the filing with the SEC of such reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and its Subsidiaries do business; (D) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws; (E) such filings in connection with any state or local tax which is attributable to the beneficial ownership of the Real Property (“Gains and Transfer Taxes”), if any; and (F) such other consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits the failure of which to be obtained or made would not have a Material Adverse Effect.

     (e)  SEC Documents.

(i) (A) The Company has made available to Parent a true, complete and accurate copy of each report, schedule, registration statement, definitive proxy statement and other document filed by the Company with the SEC since December 31, 2002 and prior to the date of this Agreement, including without limitation the Atrium Corporation 2002 10-K and the Atrium Corporation 2003 Second Quarter 10-Q (collectively, the “Company SEC Documents”), which are all the documents (other than preliminary materials) that the Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods covered thereby (except as may be indicated in the notes thereto or, in the case of any unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects and in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to year-end audit adjustments, as permitted by Rule 10-01, and any other adjustments described therein) the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations of the Company and its consolidated Subsidiaries for the periods presented therein.

(B) The Company has made available to Parent a true, complete and accurate copy of each report, schedule, registration statement, definitive proxy statement and other document filed by Atrium Companies, Inc. with the SEC since December 31, 2002 and prior to the date of this Agreement, including, without limitation, the Atrium Companies 2002 10-K and the Atrium Companies 2003 Second Quarter 10-Q (collectively, the “Atrium SEC Documents”), which are all the documents (other than preliminary materials) that Atrium Companies, Inc. was required to file with the SEC since such date. As of their respective dates, the Atrium SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Atrium SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in the Atrium SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods covered thereby (except as may be indicated in the notes thereto or, in the case of any unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects and in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to year-end audit adjustments, as permitted by Rule 10-01, and any other adjustments described therein) the consolidated financial position of Atrium Companies, Inc. and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations of Atrium Companies, Inc. and its consolidated Subsidiaries for the periods presented therein.

(ii) The pro forma financial statements and other pro forma financial information (including the notes thereto) included in the Company SEC Documents and the Atrium SEC Documents comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto. The assumptions used in the preparation of such pro forma financial statements and other pro forma information included in the Company SEC Documents and the Atrium SEC Documents are reasonable and the adjustments used therein are reasonably appropriate to give effect to the transactions or circumstances referred to therein.

     (f)  Financial Statements; Absence of Certain Changes or Events; EBITDA Forecasts.

(i) The Company has delivered to Parent true, complete and accurate copies of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2002 (the “Balance Sheet”), together with the related audited consolidated statements of income, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the fiscal year of the Company then ended. Such financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the dates thereof and the consolidated results of the operations of the Company and its consolidated Subsidiaries for the respective periods indicated.

(ii) The Company has delivered to Parent true, complete and accurate copies of the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2003, together with the related unaudited consolidated statements of income, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the six months then ended. Such financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except (A) to the extent disclosed therein, (B) for the absence of footnotes, and (C) that they are subject to year-end audit adjustments) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the dates thereof and the consolidated results of the operations of the Company and its consolidated Subsidiaries for the respective periods indicated. The financial statements referenced in Sections 3.1(f)(i) and (ii) are collectively referred to as the “Financial Statements”, and true, complete and correct copies of the Financial Statements are attached as Schedules 3.1(f)(i) and (ii) hereto.

(iii) Except as disclosed in Schedule 3.1(f)(iii), there is no material liability of any kind, whether accrued, absolute, fixed, contingent, or otherwise, of the Company or any of its Subsidiaries that is not reflected, accrued or reserved against in the Balance Sheet, other than (A) liabilities incurred in the ordinary course of business since December 31, 2002 (the “Balance Sheet Date”), (B) any such liability which would not be required to be presented in audited financial statements of the Company and the notes thereto prepared in conformity with GAAP applied, in a manner consistent with the past practices of the Company relating to preparation of audited financial statements, in the preparation of the Balance Sheet (without regard to the fact that the Balance Sheet is not audited), (C) liabilities under this Agreement, and (D) liabilities for fees and expenses incurred in connection with the transactions contemplated in the Transaction Documents.

(iv) Except as disclosed in Schedule 3.1(f)(iv), since the Balance Sheet Date, the Company and each of its Subsidiaries has conducted its respective business only in the ordinary course consistent with past practice, and nothing has occurred that would have been prohibited by Section 4.1 if the terms of such section had been in effect as of and after the Balance Sheet Date. Since the Balance Sheet Date, there has not occurred, and neither the Company nor any of its Subsidiaries has incurred or suffered, any event, circumstance, or fact that has resulted in or would reasonably be expected to result in a Material Adverse Effect.

(v) Each Post-Signing Financial Statement, when so delivered to Parent by the Company in accordance with Section 5.1(b), shall be a true, correct and accurate copy of the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the date thereof, together with the related unaudited consolidated statements of income of the Company and its consolidated Subsidiaries for the period commencing on July 1, 2003 and terminating on the last day of the calendar month for which such Post-Signing Financial Statement is delivered. Each Post-Signing Financial Statement, when so delivered to Parent by the Company in accordance with Section 5.1(b), will have been prepared in accordance with GAAP (except that they will not contain footnotes and will not reflect normal year-end adjustments) applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein) and will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the dates thereof and the consolidated results of the operations of the Company and its consolidated Subsidiaries for the respective periods indicated.

(vi) The Company has delivered to Parent its estimate (as of the date of this Agreement) of the Pro Forma EBITDA of the Company for the Company’s 2003 fiscal year, together with the calculations (set forth in reasonable detail) utilized by the Company in determining such estimate, a copy of which is attached as Schedule 3.1(f)(vi)

(such estimate and such calculations are herein referred to collectively as the “Signing Pro Forma EBITDA Estimate”). The Signing Pro Forma EBITDA Estimate has been prepared in accordance with the methodology set forth in the definition of “Pro Forma EBITDA” and represents the Company’s good faith estimate based on reasonable assumptions as of the date of this Agreement of the Pro Forma EBITDA of the Company for the Company’s 2003 fiscal year (taking into account (A) the financial performance of the Company and its consolidated Subsidiaries during the eight months ending August 31, 2003 and (B) the Company’s budget for the 2003 fiscal year, as modified by the Company’s management, as they believe necessary, to reflect the Company’s then current business and financial forecast).

(vii) Schedule IV sets forth a true and correct list of the liability reserves of the Company and its Subsidiaries as of August 31, 2003 in respect of the Scheduled Litigation Matters.

     (g)  Compliance With Applicable Laws. The business of the Company and each of its Subsidiaries has been conducted in compliance with all Applicable Laws except where the failure to comply would not have a Material Adverse Effect. Except as set forth on Schedule 3.1(g), the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure to hold any such Company Permits would not have a Material Adverse Effect. To the Company’s Knowledge, each of the Company Permits was validly issued and is in full force and effect, and its validity will not be affected by the transactions contemplated in this Agreement. Except as set forth on Schedule 3.1(g), the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1(g), no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened which, if resolved adversely to the Company, would have a Material Adverse Effect.

     (h)  Absence Of Litigation. Except as set forth on Schedule 3.1(h), there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by or before any arbitrator or Governmental Entity, nor are there any investigations of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened by or before any arbitrator or any Governmental Entity, except, in either case, such claims, actions, suits, inquiries, proceedings, grievances, arbitrations or investigations which, if resolved adversely to the Company or any of its Subsidiaries, would not reasonably be expected to have a Material Adverse Effect. With respect to each of the claims, actions, suits, inquiries, proceedings, grievances, arbitrations and investigations set forth on Schedule 3.1(h), Schedule 3.1(h) accurately sets forth each insurance carrier of the Company or its Subsidiary, as applicable, that has received notice from the Company or any of its Subsidiaries of such claim, action, suit, inquiry, proceeding, grievance, arbitration or investigation. Except as set forth in Schedule 3.1(h), there is no judgment, decree, injunction, order, determination, award, finding or letter of deficiency of any Governmental Entity or arbitrator outstanding against the Company which has resulted in or would reasonably be expected to result in a Material Adverse Effect. There is no action, suit, inquiry or judicial or administrative proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to the transactions contemplated in the Transaction Documents.

     (i)  Insurance. Schedule 3.1(i) sets forth an accurate list of all title, fire, general liability, malpractice liability, theft, and other forms of property and casualty insurance and all fidelity bonds held by the Company and each of its Subsidiaries and which are material to the Company, its Subsidiaries and their respective businesses. A true, complete and accurate copy of each policy relating to such insurance coverage has been made available to Parent. To the Knowledge of the Company, each of such policies are valid, binding and enforceable against the provider of such insurance. To the Knowledge of the Company, no event has occurred, including the failure by the Company or any of its Subsidiaries to give any notice or information or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or any of its Subsidiaries under any such insurance policies in such a manner as has had or would reasonably be expected to have a material Adverse Effect.

     (j)  Owned Real Property. Schedule 3.1(j) contains a description of each parcel of real property included in Owned Real Property. Except as set forth in Schedule 3.1(j), to the Company’s Knowledge the Company or a Subsidiary of the Company has good and indefeasible, fee simple title in and to the Owned Real Property, free and clear of all Liens other than Permitted Liens. Except as set forth in Schedule 3.1(j), at the Effective Time, the Company or a Subsidiary of the Company will have good and indefeasible, fee simple title in and to the Owned Real Property, free and clear of all Liens other than Permitted Liens. The Company or a Subsidiary of the Company has sufficient title to such easements, rights of way and other rights appurtenant to each of the Owned Real Properties as are necessary to permit ingress and egress to and from the Owned Real Property to a public way, and the material improvements on the Owned Real Property have access to such sewer, water, gas, electric, telephone, and other utilities as are necessary to allow the business of the Company and each of its Subsidiaries operated thereon to be operated in the ordinary course as currently operated. Except as set forth on Schedule 3.1(j), neither the Company nor any of its Subsidiaries has received written notice of any pending condemnation or similar proceeding with respect to the Owned Real Property or any portion thereof, and, to the Knowledge of the Company, no such action is threatened. Except as set forth on Schedule 3.1(j), the improvements located on the Owned Real Property are in sufficiently good condition (except for ordinary wear and tear) to allow the business of the Company and its Subsidiaries to be operated in the ordinary course as currently operated. The current use of the Owned Real Property by the Company and its Subsidiaries does not violate in any material respect any restrictive covenants of record or zoning requirements affecting any of the Owned Real Property.

     (k)  Leased Real Property. Schedule 3.1(k) contains a list of all real property leases to which the Company and any of its Subsidiaries is a party, true, complete and accurate copies of which have been made available to Parent prior to the date hereof. Each lease described in Schedule 3.1(k) is a valid and binding obligation of the Company or a Subsidiary of the Company and is in full force and effect without amendment other than as described in Schedule 3.1(k). Except as otherwise disclosed on Schedule 3.1(k), neither the Company nor any of its Subsidiaries is in default in any material respect under, and to the Knowledge of the Company, no other party is in default under, any lease listed in Schedule 3.1(k).

     (l)  Tangible Property. With respect to the tangible properties and assets owned or leased by the Company and its Subsidiaries (excluding Real Property), the Company and its Subsidiaries have good and marketable title to, or hold pursuant to valid and enforceable leases, all such properties and assets, with only such exceptions as constitute Permitted Liens or as would not have a Material Adverse Effect. Such tangible properties and assets of the Company and its Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted, except where the failure to be in such repair or condition or so usable would not have a Material Adverse Effect.

     (m)  Liens And Encumbrances. Substantially all of the assets of the Company and each of its Subsidiaries are free and clear of all liens, pledges, voting agreements, voting trusts, proxy agreements, adverse claims, security interests, restrictions, mortgages, tenancies, and other possessory or beneficial interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, covenants, restrictions, rights of first refusal, defects in title, encroachments, and other burdens, options or encumbrances of any kind (collectively, the “Liens”) except (i) Permitted Encumbrances and (ii) Liens set forth on Schedule 3.1(m) (the “Liens” referred to in clauses (i) and (ii) being collectively referred to in this Agreement as “Permitted Liens”).

     (n)  Environmental Matters. Except as disclosed on Schedule 3.1(n):

(i) The real property and facilities currently owned, operated and leased by the Company or any of its Subsidiaries and the operations of the Company and its Subsidiaries thereon comply (and with respect to the real property and facilities formerly owned, operated and leased by the Company or any of its Subsidiaries and the former operations of the Company and its Subsidiaries thereon, such real property, facilities and operations during the period of the Company’s or its Subsidiaries’ ownership, operation or lease did comply) with all Environmental Laws, except for such failures to comply as have not had or would not reasonably be expected to have a Material Adverse Effect;

(ii) (A) No judicial, administrative or other regulatory proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (B) no written notice from any Governmental Entity or any private or public Person has been received by the Company or any of its Subsidiaries, in each case (1) claiming any violation of any Environmental Laws by the Company or any of its Subsidiaries, or by or on any real property or facility owned, operated or leased by the Company or any of its Subsidiaries, or (2) requiring any remediation, clean-up, modification, repair, work, construction, alteration, or installation on any real property or facility owned, operated or leased by the Company or any of its Subsidiaries that is necessary to comply with any Environmental Laws and that have not been complied with or otherwise resolved to the satisfaction of the party giving such notice;

(iii) All material permits, registrations, licenses and authorizations (“Permits”) required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Laws in connection with the Company’s or any of its Subsidiaries’ operations, including those activities relating to the generation, use, storage, treatment, disposal, release or remediation of Hazardous Substances, have been duly obtained or filed, and the Company and each of its Subsidiaries is in compliance with the terms and conditions of all such Permits, except where the failure to comply would not have a Material Adverse Effect, and, to the Company’s Knowledge, each of such Permits was validly issued and is in full force and effect, and its validity will not be affected by the transactions contemplated in this Agreement;

(iv) All Hazardous Substances used, generated, treated, stored, transported or disposed of by the Company or any of its Subsidiaries on, in or under any of the Company’s or any of its Subsidiaries’ currently owned, operated or leased real property or facilities or which are transported from any such property or facility to another location for storage, treatment or disposal, are (and with respect to the real property and facilities formerly owned, operated or leased by the Company or any of its Subsidiaries, any Hazardous Substances used, generated, treated, stored, transported or disposed of by the Company or any of its Subsidiaries on, in or under any such properties or facilities during the period of ownership, operation, or lease by the Company or its Subsidiaries were) generated, stored, used, treated, disposed of, and released by such persons or on their behalf in compliance in all material respects with Environmental Laws and in such manner as not to result in any Environmental Costs or Liabilities. “Hazardous Substances” means (A) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (B) any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite whether friable or non-friable; (C) PCBs, or PCB-containing materials, or fluids; (D) radon; (E) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste regulated under, or for which remedial or environmental clean-up liability may be imposed under, any Environmental Law; (F) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; and (G) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires environmental investigation, monitoring or remediation. “Environmental Costs or Liabilities” means any material losses or liabilities in connection with (1) any violation of any Environmental Laws, or (2) a claim by any private or public person arising out of the release or threatened release of Hazardous Substances to the environment or any exposure of any person or property to Hazardous Substances; and

(v) Neither the Company nor any of its Subsidiaries has received any written notification from any source advising the Company or any of its Subsidiaries that: (A) it is or is proposed to be a potentially responsible party under CERCLA or any other Environmental Laws; (B) any real property or facility currently owned, operated or leased by it is identified or proposed for listing as a federal National Priorities List (“NPL”) (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) list (or state-equivalent) site; and (C) any facility to which it currently transports or otherwise arranges for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site.

     (o)  Taxes.

(i) Except as set forth on Schedule 3.1(o) hereto, each of the Company and its Subsidiaries has timely filed, or caused to be filed, all Tax Returns required to be filed by the Company or any of its Subsidiaries with all Governmental Entities through the date hereof, except for any such Tax Return the failure to file which has not had, and would not reasonably be expected to have, a Material Adverse Effect, and all such Tax Returns which have been filed are accurate and complete in all material respects. Except as set forth in Schedule 3.1(o), no extension of time within which to file any Tax Return which has not been filed has been requested or granted.

(ii) Except as disclosed on Schedule 3.1(o), each of the Company and its Subsidiaries has paid (or there has been paid on its behalf), or has set up an adequate reserve for the payment of, or accrued in its financial statements or books and records, all material Taxes required to be paid, withheld, or deducted, or for which the Company or any of its Subsidiaries is liable, in respect of the periods covered by such Tax Returns. With respect to each Tax payable, from the end of the period covered by the most recently filed Tax Return to the Balance Sheet Date, the Balance Sheet reflects an adequate accrual or reserve in all material respects for all Taxes payable, or required to be withheld and remitted, by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries are liable, accrued through the Balance Sheet Date.

(iii) The Company has delivered to the Buyer true, correct and complete copies of all federal income Tax returns, audit and examination reports, if any, and statements of deficiencies, if any, filed by, assessed against or agreed to by any of the Company or any of its Subsidiaries for any period ending in 1999, 2000, 2001 or 2002. Except as disclosed on Schedule 3.1(o), (A) the Company has not received written notice of any deficiencies for any Taxes asserted or assessed against the Company or any of its Subsidiaries which remain unpaid; (B) the Company has not received any written notice that the Tax Returns of the Company or any of its Subsidiaries are currently being audited or examined by the Internal Revenue Service or any other Governmental Authority, (C) to the Company’s Knowledge, no such examinations are pending or threatened against the Company or any of its Subsidiaries, and (D) none of the Company or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv) Except as disclosed on Schedule 3.1(o), (A) neither the Company nor any of its Subsidiaries is required to make any material adjustments with respect to a change in Tax accounting methods and neither the Company nor any of its Subsidiaries has proposed such adjustment or received written notice that the Internal Revenue Service has proposed such adjustment; (B) neither the Company nor any of its Subsidiaries has received written notice of a claim made by any Taxing authority in a jurisdiction where the Company or such Subsidiary, as the case may be, does not file Tax Returns that the Company or such Subsidiary is subject to Tax in such jurisdiction; (C) the Company is not, nor has it ever been, a member of an “affiliated group” within the meaning of Code Section 1504(a)(1) other than the affiliated group which currently consists of Atrium Corporation and its direct and indirect wholly-owned Subsidiaries, nor has the Company elected or been required to join in any consolidated, combined or unitary Federal, state or local Tax filings; (D) neither the Company nor any of its Subsidiaries has made any payments, or is expected to make any payments, that constitute an “excess parachute payment” pursuant to Section 280G(b) of the Code on or prior to the Closing Date or in connection with the transactions contemplated in this Agreement; (E) there are no Tax rulings, requests for rulings or closing agreements with any Tax authority which would reasonably be expected to cause a Material Adverse Effect; (F) neither the Company nor any Subsidiary has any deferred income reportable for a period beginning after the Closing Date but that is attributable to a transaction (e.g., an installment sale) occurring in a period ending on or prior to the Closing Date; (G) none of the presently outstanding debt of the Company or any Subsidiary is “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code; (H) each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein which would reasonably be expected to result in any material “substantial understatement of federal income tax” within the meaning of Section 6222 of the Code and (I) except with respect to intercompany transactions involving items of inventory sold by a selling member to a buying member at a price which is in excess of cost and which are held by such buying member for sale in the ordinary course of business, there are no deferred intercompany gains or losses (within the meaning of Treas. Reg. Section 1.1502-13) presently existing between the Company and its Subsidiaries.

(v) The Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code since October 2, 1998.

     (p)  Material Contracts. The Company has made available to Parent true and complete copies of all written contracts, agreements, commitments, arrangements, leases (including with respect to personal property), policies and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound which (i) contain non-compete, non-solicitation or change-of-control provisions binding on the Company or any of its Subsidiaries, (ii) contain provisions relating to the voting of the Company’s capital stock or the capital stock of any of the Company’s Subsidiaries, (iii) contain provisions relating to the sharing of, or allocation of liabilities for, Taxes, (iv) require payments to be made in excess of $500,000 per year (either individually or pursuant to a series of related contracts, agreements, commitments, arrangements, leases, policies or other instruments) for goods and/or services and do not by their terms expire and are not subject to termination without penalty within 60 days from the date of the execution and delivery of notice thereof or (v) which constitute Buy-Sell Agreements (collectively, “Material Contracts”); provided, however, that blanket purchase orders or similar arrangements shall not be considered Material Contracts for purposes of this agreement. Schedule 3.1(p) contains a true, accurate and complete list of the Material Contracts. Neither the Company nor any of its Subsidiaries is, or has received any written notice that it is, in default in any respect under any such Material Contract, except as listed on Schedule 3.1(p); and, to the Company’s Knowledge, there has not occurred any event or events that with the lapse of time or the giving of notice or both would constitute such a default, except as listed on Schedule 3.1(p).

     (q)  ERISA Compliance; Labor.

(i) Neither the Company nor any other entity required to be aggregated with the Company under Section 414(b), 414(c) or 414(m) of the Code (the “Aggregated Group”) sponsors, and neither the Company nor any member of the Aggregated Group has sponsored within the last three years, a “defined benefit plan” as such term is defined in Section 3(35) of ERISA. There are no members of the Aggregated Group other than the Company and its Subsidiaries. No “prohibited transaction,” as such term is described in Section 4975 of the Code, has occurred with respect to any of the Employee Benefit Plans which would subject the Company or any member of the Aggregated Group, any officer of the Company or any of such plans or any trust to any Tax or penalty on prohibited transactions imposed by such Section 4975 of the Code. Except as set forth on Schedule 3.1(q), neither the Company nor any member of the Aggregated Group has contributed or been obligated to contribute to any “multi-employer plan” as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA. Other than the collective bargaining agreements identified in Schedule 3.1(q), the Company has not executed any agreement, or taken any other action, that would reasonably be expected to require the Company or any members of the Aggregated Group to make any contributions to any multi-employer plan. Except as set forth on Schedule 3.1(q) and in the collective bargaining agreements identified on Schedule 3.1(q), the Company has no Knowledge of any condition that would reasonably be expected to give rise to any obligation on the part of the Company or any member of the Aggregated Group to make any contribution to any multiemployer plan. Except as set forth on Schedule 3.1(q), there are no Employee Benefit Plans. With respect to the Employee Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition which would reasonably be expected to subject the Company or any member of the Aggregated Group to any liability under the terms of such Employee Benefit Plans or Applicable Laws other than (y) any payment of benefits or premiums in the normal course of plan operations, and (z) such conditions as would not have a Material Adverse Effect. Except as described in Section 2.7 or as disclosed on Schedule 3.1(q), no employee of the Company or any Subsidiary of the Company will be entitled to any additional benefits or any acceleration of the time or payment or vesting of any benefits under any Employee Benefit Plan as a result of the transactions contemplated by this Agreement.

(ii) True, correct, and complete copies of each of the Employee Benefit Plans, and related trust documents and favorable determination letters, if applicable, have been made available to Parent or its representatives, along with the most recent report filed on Form 5500 and summary plan description with respect to each Employee Benefit Plan required to file a Form 5500. All material reports and disclosures relating to the Employee Benefit Plans required to be filed with or furnished to governmental agencies or plan participants or beneficiaries have been furnished in accordance with Applicable Laws in a timely manner. Each Employee Benefit Plan has been maintained in all material respects in compliance with its terms and Applicable Laws, and each Employee Benefit Plan intended to be qualified under Section 401 of the Code satisfies the requirements of such Section in all material respects and has not been operated in a manner which would materially and adversely affect such qualified status. Except as described on Schedule 3.1(q), there are no actions, suits, or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to any of the Employee Benefit Plans. All material contributions required to be made to the Employee Benefit Plans pursuant to their terms have been timely made. As of the date hereof, to the Knowledge of the Company, there is no matter pending with respect to any of the Employee Benefit Plans before the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation other than as described on Schedule 3.1(q). Except as required by Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA, none of the Employee Benefit Plans provides medical insurance coverage following retirement.

(iii) Except as described in Schedule 3.1(q), neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement. Except as set forth on Schedule 3.1(q), each of the Company and its Subsidiaries (A) is not engaged in any unfair labor practices, and has no unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the Knowledge of the Company, threatened against it, (B) has no notice of any charges, complaints or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Entity responsible for regulating employment practices, pending, or, to the Knowledge of the Company, threatened against it and (C) has no Knowledge of any labor union or bargaining agent which has bargaining rights with respect to any employee of the Company or any of its Subsidiaries or which has applied or has indicated an intention to apply to be certified as the bargaining agent of any such employee.

     (r)  Patents, Trademarks, Etc.

(i) Schedule 3.1(r)(i) contains a true and complete list of all patents, patent applications, trademark and service mark registrations and applications, copyright registrations and applications, and material copyrights and grants of licenses or rights to the Company or its Subsidiaries with respect to any of the foregoing, owned, used or claimed by the Company or its Subsidiaries, whether registered or not (collectively, the “Intellectual Property”). True and complete copies of all agreements relating to the Intellectual Property have been made available to Parent prior to the date of this Agreement.

(ii) Except as described in Schedule 3.1(r)(ii), the Company and its Subsidiaries own and/or have the exclusive right to use the Intellectual Property, including all renewals therefor, and own all claims for infringement thereof. The

Company and its Subsidiaries own and/or have the right to use every trade secret, know-how, process, discovery, development, design, technique, customer and supplier list, promotional idea, marketing and purchasing strategy, computer program (including source code) technical data, invention, process, confidential data and other information developed, created, or invented by the Company or its Subsidiaries which is material to the conduct of the Company’s business, or any of its Subsidiaries’ businesses, as presently conducted (collectively, “Proprietary Information”), and have received no written claims of infringement from any third party with respect to any of the Proprietary Information. The Company and its Subsidiaries have taken reasonable measures to protect the secrecy and confidentiality of all Proprietary Information.

(iii) Schedule 3.1(r)(iii) contains a true and complete list of all licenses of, or rights to, Proprietary Information granted to the Company or its Subsidiaries by others or to others by the Company or its Subsidiaries which are currently in effect. Except as described in Schedule 3.1(r)(iii), neither the Company nor any of its Subsidiaries (a) has sold, transferred, assigned, licensed, restricted, encumbered or subjected to any Lien other than Permitted Liens any Intellectual Property or Proprietary Information or any interest therein, or (b) is obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property or Proprietary Information.

(iv) Except as described in Schedule 3.1(r)(iv), the Company has received no written notice of, and to the Company’s Knowledge there is not threatened, any claim, action, suit, inquiry, judicial or administrative proceeding or arbitration which challenges the rights of the Company in respect of any Intellectual Property or any Proprietary Information.

(v) All necessary documentation evidencing proper title in the Company of all patents, patent applications, trademark registration applications and trademark registrations set forth on Schedules 3.1(r)(i) and 3.1(r)(ii) has been filed with the U.S. Patent and Trademark Office.

     (s)  Affiliate Relationships. Except with respect to health and other insurance arrangements referred to in Schedule 3.1(i) and except as described in Schedule 3.1(s) hereof, and except for advances to officers or directors of the Company of business expenses incurred in the ordinary course of business, neither the Company nor any of its Subsidiaries is a party to, or bound by, any contract, agreement, arrangement (written or oral) or other instrument to which any officer, director, stockholder or other Affiliate of the Company is also a party, and no officer, director, stockholder or other Affiliate of the Company is indebted for borrowed money to the Company or any of its Subsidiaries.

     (t)  Accounts Receivable. Each of the accounts receivable of the Company and its Subsidiaries arose from bona fide sales of goods or services in the ordinary course.

     (u)  Inventory. The inventories of the Company and its Subsidiaries are located at the specific locations described on Schedule 3.1(u).

     (v)  90% Ownership. As of the date of this Agreement, the Securityholders entering into this Agreement are the record holders of more than 90% of the outstanding shares of Common Stock.

     (w)  Required Parties. Each Person which is a party to any of the Management Agreement, the Consulting Agreement, the Change of Control Agreements and each other agreement or arrangement set forth on Schedule 2.14(c) are parties to this Agreement.

     3.2 Representations and Warranties of Parent and Sub. Parent and Sub jointly and severally represent and warrant to the Company and the Securityholders as follows (with the understanding that the Company and the Securityholders are relying upon such representations and warranties in entering into and performing their respective obligations under this Agreement):

     (a)  Organization, Good Standing and Other Matters. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership, or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would materially impair the ability of Parent or Sub to consummate the transactions contemplated in this Agreement. All of the issued and outstanding capital stock of Sub is owned directly by Parent free and clear of any Lien of any kind. Parent and Sub have heretofore made available to the Company complete and correct copies of their respective Certificates of Incorporation and Bylaws, as in effect on the date of this Agreement.

     (b)  Authority. Each of Parent and Sub has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of such Transaction Documents by each of Parent and Sub, as applicable, and the consummation of the transactions contemplated herein and therein have been respectively duly authorized by all necessary corporate action on the part of Parent and Sub, including approval by their respective Boards of Directors. This Agreement has been, and the other Transaction Documents to which either of Parent or Sub will be a party have been, or upon execution and delivery will be, duly executed and delivered by each of Parent and Sub, as applicable, and, assuming that such Transaction Documents constitute the valid and binding agreement of the other parties thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of Parent and Sub, as applicable, enforceable against Parent and Sub in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     (c)  No Conflict; Required Filings and Consents. The execution and delivery by Parent and Sub of the Transaction Documents to which each of them is a party do not, and the performance by Parent and Sub of the transactions contemplated herein and therein will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this Section 3.2(c), (i) violate, conflict with, or result in any breach of any provisions of the certificate of incorporation or bylaws of Parent or Sub, (ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) or require the consent of any Person under, any of the terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement, or other instrument or obligation to which Parent or Sub is a party or by which Parent or Sub or any material portion of their respective assets is bound, or (iii) violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation of registration, declaration, or filing with any Governmental Entity applicable to Parent or Sub or by which they or any portion of their respective assets is bound, except, with respect to clauses (i), (ii) and (iii), such violations, conflicts, breaches or defaults as would not materially interfere with the ability of Parent or Sub to perform their obligations under this Agreement and the other Transaction Documents to which either of them is a party or by which either of them is to be bound. No Consent of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery by Parent and Sub of this Agreement and the other Transaction Documents to which either of them is a party or the consummation of the transactions contemplated hereby or thereby, except for (A) the filing of a premerger notification and report form by Parent under the HSR Act and the expiration or termination of the applicable waiting period thereunder; (B) the filing with the SEC of such reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (D) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws; (E) such filings in connection with any Gains and Transfer Taxes; and (F) such other consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits the failure of which to be obtained or made would not impair the ability of Parent and Sub to perform the respective obligations under this Agreement and the other Transaction Documents to which either of them is a party.

     (d)  Litigation. There is no action, suit, judicial or administrative proceeding pending or, to the Knowledge of Parent or Sub, threatened against Parent or Sub relating to the transactions contemplated by this Agreement or which, if adversely determined, would adversely affect the ability of Parent or Sub to consummate the transactions contemplated by this Agreement or to perform their respective covenants and agreements under this Agreement.

     (e)  Surviving Corporation After the Merger. Assuming the representations and warranties of the Company contained in this Agreement are true and accurate in all material respects immediately prior to the Effective Time as if made as of such time, and assuming that immediately prior to the Effective Time the Company has not failed to comply in any material respect with any of its covenants under this Agreement, and assuming the Merger Consideration constitutes fair value for the Common Stock and the Cash In-The-Money Options, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated in connection therewith (and any changes in the Surviving Corporation’s assets and liabilities as a result thereof) the Surviving Corporation: (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) will have adequate capital with which to engage in its business; and (iii) will not have incurred and will not plan to incur debts beyond its ability to pay as they become absolute and matured. The Securityholders and the Representative are intended third party beneficiaries of the representations and warranties made by Parent and Sub in this Section 3.2(e).

     (f)  Business of Parent and Sub. Neither Parent nor Sub has conducted any business activities other than in connection with this Agreement and the transactions to be consummated in connection with the Merger and the other transactions contemplated in the Transaction Documents. Except for the contract rights of Parent and Sub under this Agreement and the other Transaction Documents, Parent’s contract rights under the Financing Letters and the capital stock of Sub which is owned by Parent, neither Parent nor Sub has any assets. Except for Taxes not yet due and payable, the liabilities and obligations of Parent and Sub under this Agreement and the liabilities and obligations of Parent under the Financing Letters, neither Parent nor Sub has any liability of any kind, whether accrued, absolute, fixed, contingent or otherwise.

     (g)  Purchase for Investment. Parent and Sub are acquiring the Common Stock for their own account and not with a view to, or for sale in connection with, any distribution of the Company’s Common Stock. Parent and Sub each acknowledge that the Common Stock has not been registered under the Securities Act, and may not be transferred in the absence of such registration or an exemption therefrom. Each of Parent and Sub are “accredited investors” as such term is defined in Rule 501 of the Securities Act.

     3.3 Representations and Warranties of Securityholder Parties. Each Securityholder Party, severally as to such Securityholder Party and not jointly, represents and warrants to Parent and Sub as follows (with the understanding that Parent and Sub are relying on such representations and warranties in entering into and performing their respective obligations under this Agreement):

     (a)  Owners of Shares and Options. As of the date of this Agreement, such Securityholder Party is the holder of record of and beneficially owns that number of shares of Series A Common Stock set forth opposite such Securityholder Party’s name on Schedule II hereto, if applicable, and such Securityholder Party is the holder of record of and beneficially owns Options to purchase that number of shares of Series A Common Stock set forth opposite such Securityholder Party’s name on Schedule III hereto, if applicable. As of the Closing Date, such Securityholder Party will be the holder of record of and will beneficially own that number of shares of Series A Common Stock set forth opposite such Securityholder Party’s name on Schedule II hereto, if applicable, and as of the Closing Date such Securityholder Party will be the holder of record of and beneficially own Options to purchase the number of shares of Series A Common Stock set forth opposite such Securityholder Party’s name on Schedule III hereto at the respective exercise prices set forth opposite such Securityholder Party’s name on Schedule III hereto, if applicable, in each case free of any Liens other than those set forth on Schedule 3.3(a).

     (b)  Authority.

(i) If such Securityholder Party is an entity (i.e., not a natural person), such Securityholder Party has all requisite power and authority to execute this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder, and the execution, delivery and performance by such Securityholder Party of its obligations under this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary action on behalf of such Securityholder Party. If such Securityholder Party is a natural person, such Securityholder Party has full legal capacity to execute and deliver this Agreement and the other Transaction Documents to which such Securityholder Party is a party and to perform the obligations of such Securityholder Party hereunder and thereunder.

(ii) This Agreement has been, and the other Transaction Documents to which such Securityholder Party will be a party have been, or upon execution and delivery will be, duly executed and delivered by such Securityholder Party, as applicable, and, assuming that such Transaction Documents constitute the valid and binding agreement of the other parties thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of such Securityholder Party, enforceable against such Securityholder Party in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     (c)  No Conflict; Required Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by such Securityholder Party do not, and the performance by such Securityholder Party of his, her or its obligations hereunder or thereunder will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this Section 3.3(c) or otherwise described on Schedule 3.3(c), (i) if such Securityholder Party is an entity (i.e., not a natural person), violate, conflict with or result in any violation or breach of any provision of such Securityholder Party’s certificate of incorporation, bylaws or other similar documents, (ii) violate, conflict with, or result in any violation or breach of, constitute a default (with or without due notice or lapse of time or both) or require the consent of any Person under, or give any party the right to terminate or accelerate any obligation, or give rise to the creation of any Lien upon the shares of Common Stock or Options owned by such Securityholder Party under, any of the terms, conditions, or provisions of any agreement, instrument, contract or obligation to which such Securityholder Party is a party or by which it may be bound, or (iii) violate any order, writ, judgment, injunction, decree, statute, law, rule, or regulation of any Governmental Entity binding upon such Securityholder Party, except, with respect to clauses (i), (ii) and (iii), such violations, conflicts, breaches or defaults as would not materially interfere with such Securityholder Party’s ability to perform his, her or its obligations under this Agreement and the other Transaction Documents to which such Securityholder Party is to be a party or by which such Securityholder Party is to be bound. No Consent of or registration, declaration, or filing with any Governmental Entity or any other Person is required by such Securityholder Party in connection with the execution and delivery of any Transaction Documents by such Securityholder Party or the consummation of the transactions contemplated hereby or thereby, except for (A) the filing of a premerger notification report and all other filings required under the HSR Act and the expiration or termination of any waiting period in connection therewith, (B) applicable requirements, if any, of the Securities Act and the Exchange Act and state securities or blue sky laws and (C) such other consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits the failure of which be obtained or made would not impair the ability of such Securityholder Party to perform his, her or its obligations under this Agreement and the other Transaction Documents to which such Securityholder Party is a party.

ARTICLE 4

COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1 Covenants of the Company. Except as contemplated by or otherwise permitted under this Agreement or described in Schedule 4.1 or to the extent that Parent shall otherwise consent in writing, from the date of this Agreement until the Closing, the Company covenants and agrees with Parent that the Company shall not, and shall not permit any of its Subsidiaries to:

     (a)  conduct its business other than in compliance in all material respects with all Applicable Laws and in the ordinary course consistent with past practices of the Company; or

     (b)  fail to use commercially reasonable efforts to (i) preserve substantially intact the Company’s and each of its Subsidiaries’ present business organization, (ii) keep available the services of any executive officer of the Company or any of its Subsidiaries, and (iii) preserve its present relationships with customers, suppliers and others having business dealings with it; or

     (c)  fail to use commercially reasonable efforts to (i) maintain the material tangible assets of the Company and each of its Subsidiaries in their-current physical condition, except for ordinary wear and tear (any compliance with Section 4.1(h) shall not be deemed to be a breach of Section 4.1(c)) and (ii) maintain its rights to the Intellectual Property such that the Intellectual Property may continue to be used as currently used by the Company and its Subsidiaries in the conduct of their respective businesses; or

     (d)  except for amendments, terminations or non-renewals in the ordinary course of business and consistent with past practices of the Company, amend, terminate or fail to use its commercially reasonable efforts to renew any Material Contract, Company Permit or Permit; or

     (e)  merge or consolidate with or into any other legal entity, dissolve or liquidate; or

     (f)  (i) adopt or amend any Employee Benefit Plan or employment agreements to which the Company or any of its Subsidiaries is a party, (ii) increase in any manner the aggregate compensation or fringe benefits of any director or executive employee of the Company or any of its Subsidiaries, excluding any increases required to be made pursuant to contractual obligations of the Company existing as of the date of this Agreement identified on Schedule 3.1(s), or

(iii)  except in the ordinary course consistent with past practices of the Company, increase in any manner the aggregate compensation or fringe benefits of any non-executive employee of the Company or any of its Subsidiaries, or

     (g)  purchase, acquire by lease or otherwise acquire any assets except for (i) capital expenditures in the ordinary course of business and consistent with past practices of the Company and, in any event, in an aggregate amount not to exceed $5,000,000 and (ii) the acquisition of raw materials and supplies in the ordinary course of business and consistent with past practices of the Company; or

     (h)  sell or otherwise dispose (including by lease) of any assets except in the ordinary course of business and consistent with past practice; provided, however, that even if in the ordinary course of business and consistent with past practices, the Company shall not (i) sell or otherwise dispose (including by lease) of any assets (other than sales of inventory or surplus or obsolete equipment in the ordinary course of business and consistent with past practices), whether in one or more transactions, which have an aggregate fair market value in excess of $1,000,000 or (ii) write down or write off any assets other than in the ordinary course and consistent with past practices; or

     (i)  mortgage, pledge, or subject to any Lien, other than Permitted Liens, any of its assets; or

     (j)  except as required by GAAP, by Applicable Law or by accounting rules or Regulation S-X as promulgated under the Securities Act, change any of the accounting principles or practices or credit criteria used by the Company or its Subsidiaries; or

     (k)  pay, discharge, or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practices of the Company, or fail to pay or otherwise satisfy (except if being contested in good faith) any accounts payable, liabilities or current obligations when due and payable other than on a basis, and within the time, consistent with past practices; or

     (l)  except for the issuance of shares of capital stock of the Company issuable upon the exercise of any Options outstanding on the date of this Agreement, issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into or exercisable or exchangeable for shares of stock of any class (except for pledges of capital stock or securities under the Senior Credit Agreement and other than the issuance of certificates in replacement of lost certificates); or

     (m)  change or amend its charter documents or bylaws; or

     (n)  except under the Senior Credit Agreement and the Accounts Receivable Securitization Documents for working capital purposes in the ordinary course consistent with past practices of the Company, and except for current liabilities within the meaning of GAAP incurred in the ordinary course of business, incur or assume any Debt, assume, guarantee, endorse, or otherwise become liable or responsible for the obligations of any other person (other than endorsements of checks in the ordinary course) or make any loans, advances or capital contributions to, or investments in, any person (other than among the Company and its Subsidiaries and among such Subsidiaries, and other than advances to officers, directors and employees for travel and related business expenses in the ordinary course of business consistent with past practices of the Company); or

     (o)  make any settlement of or compromise any Tax liability, change in any material respect any Tax election, Tax practice or Tax method of accounting or make any new Tax election or adopt any new Tax practice or Tax method of accounting (unless required by Applicable Law); or

     (p)  engage in any transactions with any of its Affiliates (other than among the Company and its Subsidiaries and among such Subsidiaries) other than (i) transactions approved by Parent in writing or (ii) transactions with Affiliates pursuant to and in accordance with the contracts, agreements or arrangements disclosed on Schedule 3.1(s), as in effect on the date of this Agreement, including without limitation, the Management Agreement and the Consulting Agreement; or

     (q)  split, combine, divide, distribute or reclassify any shares of its capital stock, declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, or directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock or other securities; or

     (r)  change its existing practices and procedures with respect to the collection of accounts receivable and, except with respect to good faith attempts consistent with past practices to obtain payment of a past due receivable or, except in accordance with existing practices, a contested receivable, offer to discount, write off, write down or issue a credit against the amount of any outstanding receivable or extend any other incentive (whether to the account debtor or any employee or third party responsible for collection of receivables) to accelerate the collection thereof; or

     (s)  change its existing practices and procedures with respect to, or change the terms of, any warranty program except in the ordinary course of business and consistent with past practices of the Company; or

     (t)  agree to or make any commitment, orally or in writing, to take any actions prohibited by this Section 4.1.

ARTICLE 5

ADDITIONAL COVENANTS OF THE COMPANY
AND THE SECURITYHOLDER PARTIES

     5.1 Access and Information.

     (a)  Until the Closing, provided that Parent shall agree to be bound by any confidentiality provisions of the Material Contracts, the Company shall afford to Parent, any lenders of Parent and their respective representatives (including financial advisors, accountants and counsel) reasonable access, in each case, during normal business hours, upon reasonable prior notice and in such manner as will not unreasonably interfere with the conduct of the business of the Company or any of its Subsidiaries, to all properties, books, records (written and computer), Tax Returns, lenders, counsel and accountants of the Company and each of its Subsidiaries and all other information with respect to their respective businesses, together with the opportunity to make copies of such books, records and other documents and to discuss the business of the Company and each of its Subsidiaries with such officers, directors and counsel for the Company as Parent deems reasonably necessary for the purposes of familiarizing itself with the Company and each of the Company’s Subsidiaries, provided, that Parent shall not contact customers, vendors or any personnel of the Company or its Subsidiaries regarding the transactions contemplated by this Agreement without the express prior consent of the Company, which consent shall not be unreasonably withheld. All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement until such time as the transactions contemplated by this Agreement have been consummated at the Closing. Notwithstanding anything contained in this Agreement, the Transaction Documents or the Confidentiality Agreement to the contrary, each party hereto (and each employee, agent or representative of the foregoing) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earlier of the date of the public announcement of discussions relating to the Merger, the date of the public announcement of the Merger, or the date of the execution of an agreement to enter into the Merger.

     (b)  Within thirty (30) days after the end of each calendar month until the Closing (or as soon as reasonable thereafter, when available, in accordance with the Company’s past practices), the Company shall deliver to Parent true, complete and accurate copies of the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the last day of such calendar month, together with the related unaudited consolidated statement of income of the Company and its consolidated Subsidiaries for the period commencing on July 1, 2003 and terminating on the last day of such calendar month, each certified by an authorized financial officer of the Company (each such unaudited financial statement is referred to herein as a “Monthly Post-Signing Financial Statement”). Notwithstanding the thirty-day period referred to in the first sentence of this clause (b), on the Closing Date, the Company shall deliver to Parent a Monthly Post-Signing Financial Statement, conforming in all respects with the requirements set forth in this clause (b), for the last full calendar month ending prior to the Closing Date available at the time (the “Closing Financial Statement”).

     5.2 Notification of Certain Matters. The Company shall give prompt written notice to Parent of (a) the occurrence, or failure to occur, of any event of which it has Knowledge that has caused or would be reasonably likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect as of the date of this Agreement, (b) the failure of the Company to comply with or satisfy in any material respect any covenant to be complied with by it hereunder, and (c) the receipt by the Company or any of its Subsidiaries of any written notice that any claim, action, judicial or administrative proceeding, grievance or arbitration has been instituted against the Company or any of its Subsidiaries. No such notification shall affect or amend the representations or warranties of the parties or the conditions to their respective obligations hereunder.

     5.3 Notification of Breach. If the Company obtains Knowledge of a breach by Parent or Sub of a representation, warranty, covenant or agreement made by Parent or Sub contained in this Agreement, the Company shall promptly notify Parent of such breach; provided that such notification or failure to give such notification shall not result in the waiver by the Company of any of the Company’s rights or remedies under this Agreement.

     5.4 No Solicitation of Transactions. The Company and each Stockholder, severally and not jointly, hereby agree that they shall not, directly or indirectly, through any Affiliate, officer, director, stockholder, employee, agent, financial advisor, banker or other representative or otherwise, solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of any equity interest in the Company or any of its Subsidiaries or all or any material portion of the assets of the Company and its Subsidiaries, taken as a whole, or any merger, consolidation, share exchange, business combination or other similar transaction with the Company or any of its Subsidiaries or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Company and each Stockholder, severally and not jointly, hereby agree that they immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     5.5 Board of Directors. At the Closing, the Company and each of its Subsidiaries shall deliver to Parent letters from each director of the Company and each such Subsidiary (other than Jeff L. Hull), pursuant to which such directors shall resign from their positions on the Company’s and each of is Subsidiaries’ board of directors.

     5.6 Termination and Amendment of Certain Agreements.

     (a)  The Company and each Securityholder Party that is party to any Buy-Sell Agreement hereby covenant and agree with Parent and Sub that, at the Effective Time, if the agreements described in the last sentence of Section 6.2(a) have been executed and delivered, the respective Buy-Sell Agreement and all obligations of the parties thereunder shall automatically, and without any further action by any party thereto, be terminated, and that from and after such termination the Company and each such Securityholder Party hereby release each other from any liability they would otherwise have to the other thereunder.

     (b)  The Company and each Securityholder Party that is party to the Management Agreement covenant and agree with Parent and Sub that, at the Effective Time, if the amounts due thereunder, but unpaid through the Closing Date are paid in full, upon payment of the Ardshiel Fee, the Management Agreement and all obligations of the parties thereunder shall automatically, and without any further action by any party thereto, be terminated, and that from and after such termination the Company and each such Securityholder Party hereby release each other from any liability they would otherwise have to the other thereunder.

     (c)  The Company and each Securityholder Party that is party to the Consulting Agreement covenant and agree with Parent and Sub that, at the Effective Time, if the amounts due thereunder, but unpaid through the Closing Date are paid in full, upon payment of the Consulting Fee, the Consulting Agreement and all obligations of the parties thereunder shall automatically, and without any further action by any party thereto, be terminated, and that from and after such termination the Company and each such Securityholder Party hereby release each other from any liability they would otherwise have to the other thereunder.

     (d)  The Company and each Securityholder Party that is party to a Change of Control Agreement covenant and agree with Parent and Sub that, at the Effective Time, upon payment of the Management Bonuses in full, the respective Change of Control Agreement and the other arrangements referred to in Section 2.14(c), including any Change of Control Agreement entered into between the Company and/or Atrium Companies, Inc. and Jeff L. Hull after the date hereof and on or prior to the Closing Date, and all obligations of the parties thereunder shall automatically, and without any further action by any party thereto, be terminated, and that from and after such termination the Company and each such Securityholder Party hereby release each other from any liability they would otherwise have to the other thereunder.

     5.7 Financing.

     (a)  The Company agrees that, prior to the Closing Date, Parent’s current and prospective lenders, investors and financiers shall, upon reasonable notice and so long as such access does not unreasonably interfere with the business operations of the Company, through their authorized officers, employees, agents and representatives, have reasonable access during normal business hours to all of the properties of the Company and its Subsidiaries for the purposes of permitting Parent’s current and prospective lenders (or third party service provider selected by Parent’s lenders), investors and financiers to conduct a physical inspection of the properties.

     (b)  Prior to the Closing Date, the Company agrees to provide commercially reasonable assistance to Parent and Parent’s current and prospective lenders, investors and financiers regarding, and will cause their officers, employees, counsel and accountants to execute and deliver agreements, instruments and opinions reasonably required for, the financing in respect of the transactions contemplated by this Agreement, which assistance shall include, without limitation, (i) subject to the limitations of this Agreement, the provision of such additional information regarding the Company and its Subsidiaries (including financial projections and models) and (ii) the attendance by, and participation of, officers and other employees of the Company and its Subsidiaries at various meetings with Parent’s current and prospective lenders, investors and financiers, in each case as reasonably requested by Parent or Parent’s current and prospective lenders and investors. The Company will provide Parent with all reasonably necessary cooperation in connection with the arrangement of any financing to be consummated contemporaneous with, or at, or after the Closing in respect of the transactions contemplated by this Agreement, including, without limitation, the refinancing the Debt under the Senior Credit Agreement, any redemption of the PIK Notes in accordance with the 15% PIK Indenture or any purchase of the PIK Notes pursuant to a Change of Control Offer (as defined in the 15% PIK Indenture), any redemption of the Senior Subordinated Notes in accordance with the 10 1/2% Notes Indenture or any purchase of the Senior Subordinated Notes pursuant to a Change of Control Offer (as defined in the 10 1/2% Notes Indenture), any amendment to the Senior Credit Agreement, any Waiver, the RSA Amendment and the other transactions contemplated by Section 2.13 and the release of any Liens on any property of the Company and its Subsidiaries as contemplated herein, and the delivery of other certificates, documents or financial information as may reasonably be requested by Parent and Parent’s lenders in connection with such financing.

     5.8 Management Equity Rollover. In connection with management’s subscription for Parent stock and equity interests, the Company will, prior to the Closing Date, endeavor in good faith, applying commercially reasonable efforts, to enter into or amend such agreements and arrangements with such management, including in respect of their Options, so as to permit management to pursue the most tax-efficient structure and arrangements available to them in connection with their subscription, provided, that the foregoing will not require the Company and Stockholders to modify the financial consequences to them in connection with the Merger; provided, that the failure to enter into or amend such agreements and arrangements shall not be a condition to Parent’s and Sub’s obligations under this Agreement.

     5.9 Company Transaction Costs. The Company will use commercially reasonable efforts to limit the legal expenses incurred in connection with the transactions contemplated hereby to the fees and expenses of Paul, Hastings, Janofsky & Walker LLP, the fees and expenses of counsel for the lenders under the Senior Credit Agreement incurred in connection with the payoff of Debt under the Senior Credit Agreement as contemplated by Section 2.13(a), and any legal fees incurred in connection with (A) any Waivers solicited in connection with the Senior Subordinated Notes or the PIK Notes as contemplated by Sections 2.13(b)(i) or (c)(i) and (B) the RSA Amendment.

     5.10 Confidentiality. For the period commencing on the date of this Agreement and ending on the earlier of (i) the second anniversary of the Closing Date and (ii) the termination of this Agreement in accordance with Article 10 hereof, each Securityholder Party will keep confidential all Confidential Information and not disclose the Confidential Information to any Person nor otherwise use the Confidential Information in a manner detrimental to the Company, and will take all reasonable precautions to provide that all of their employees, agents and representatives observe such confidentiality; provided, that such Securityholder Parties shall be entitled to disclose the Confidential Information (i) to their directors, officers, employees, agents, advisors, partners, members, stockholders, lenders and investors, so long as they are informed of the confidential nature of the Confidential Information and this confidentiality obligation, (ii) if so requested pursuant to, or if required by, applicable law or regulation or by legal process, and (iii) as permitted by the last sentence of Section 5.1(a); provided, further, however, that the restrictions set forth in this Section 5.10 shall not apply to any Securityholder Party that (A) is an employee of the Company or any of its Subsidiaries and (B) is subject to separate, but comparable, obligations with respect to the nondisclosure of Confidential Information.

     5.11 Lawsuit. The Company will promptly notify Parent of any development in the Class Action Lawsuit.

     5.12 Consent to Payments of Certain Amounts. By his, her or its execution and delivery of this Agreement, each Stockholder hereby consents (in his, her or its capacity as a stockholder of the Company) to the payment by the Company or the Surviving Corporation of the Ardshiel Fee, the Consulting Fee and the Management Bonuses as contemplated by Section 2.14 and as described in Item 4 of Schedule 3.1(o), and agrees that such Stockholder will not (in his, her or its capacity as a stockholder of the Company) withdraw, revoke, rescind or alter such consent in any way without the prior written consent of Parent, except that such consent by each Stockholder shall not apply to any portion of such payments which would be considered an “excess parachute payment” pursuant to Section 280G(b) of the Code without regard to the shareholder approval exception in Q/A-6(a)(2) of the regulations thereunder. In addition, by his, her or its execution and delivery of this Agreement, each Stockholder hereby agrees to execute any written consent requested by Parent to further document such Stockholder’s consent set forth in the foregoing sentence. The Company shall seek shareholder approval as described in Q/A-7 of the regulations under Section 280G(b) of the Code with respect to any payments made by the Company which would otherwise be considered “excess parachute payments” pursuant to Section 280G(b) of the Code.

ARTICLE 6

COVENANTS OF PARENT AND SUB

     6.1 Notification of Certain Matters. If Parent, Sub or any other Affiliate of Parent receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of any Governmental Entity, that could affect the ability of Parent or Sub to consummate the transactions contemplated hereby, Parent and Sub shall promptly notify the Company thereof and shall use their respective commercially reasonable efforts to take such steps as are necessary to remove any such impediment to the transactions contemplated by this Agreement. In addition, Parent and Sub shall give to the Company prompt written notice of (a) the occurrence, or failure to occur, of any event of which either of them has Knowledge that has caused or that would be likely to cause any representation or warranty of Parent or Sub contained in this Agreement to be untrue or inaccurate in any material respect as of the date of this Agreement, (b) the failure of Parent or Sub to comply with or satisfy in any material respect any covenant to be complied with by it hereunder, and (c) the receipt by Parent or Sub of any written notice that any claim, action, judicial or administrative proceeding, grievance or arbitration has been instituted against Parent or Sub which would reasonably be expected to interfere with the ability of Parent or Sub to perform their obligations under this Agreement and the other Transaction Documents. No such notification shall affect or amend the representations or warranties of the parties or the conditions to their respective obligations hereunder.

     6.2 Employee Matters.

     (a)  Parent shall take such action as may be necessary so that on and after the Effective Time and for one year thereafter, directors, officers and employees of the Company and its Subsidiaries immediately prior to the Effective Time shall be provided employee benefits, plans and programs (including but not limited to incentive compensation, deferred compensation, pension, life insurance, welfare, profit sharing, 401(k), severance, salary continuation and fringe benefits and excluding non-retirement equity-based compensation arrangements) which, in the aggregate, are no less favorable than those made available by the Company and its Subsidiaries to such directors, officers and employees immediately prior to the Effective Time; provided, that for purposes of determining such comparability in the aggregate, Parent may disregard (i) any stock, option or other equity interests and (ii) any Management Bonuses or other non-recurring payments or benefits paid in connection with the transactions contemplated by this Agreement. For purposes of eligibility to participate and vesting in all benefits provided by Parent to such directors, officers and employees, the directors, officers and employees of the Company and its Subsidiaries will be credited with their years of service with the Company and its Subsidiaries and prior employers to the extent service with Parent and its Subsidiaries and prior employers is taken into account under the plans of Parent and its Subsidiaries. The eligibility of any director, officer or employee of the Company and its Subsidiaries to participate in any welfare benefit plan or program of Parent shall not be subject to any exclusions for any pre-existing conditions if such individual has met the participation requirements of similar benefit plans and programs of the Company and its Subsidiaries. All individuals eligible to participate in any plan or arrangement contemplated above shall be immediately eligible to participate in the similar plan or arrangement maintained by Parent or its Subsidiaries (or the same plan or arrangement if still maintained). Amounts paid before the Effective Time by directors, officers and employees of the Company and its Subsidiaries under any health plans of the Company or its Subsidiaries shall, after the Effective Time, be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of Parent provided as of the Effective Time to the same extent as if such amounts had been paid under such health plans of Parent. Notwithstanding the foregoing, nothing in this Section 6.2(a) shall require Parent to provide to employees whose employment relationship with the Company or one of its Subsidiaries is governed by a collective bargaining agreement a level of benefits under one of the plans or programs contemplated above which is greater than the level of benefits required under the collective bargaining agreement covering the applicable employee’s employment relationship. Notwithstanding the foregoing, Parent and the Surviving Corporation shall enter into at the Closing subscription/contribution agreements, shareholder agreements (including formula valuation calls in the event of employment termination of employee shareholders and puts in the event of such termination due to death, disability or non-cause or good reason termination) and employment contracts with Management and new option plans and replacement/rollover option plans, in each case, consistent with past practices as well as the tenor and approach of prior similar agreements, plans and arrangements offered by the Company; provided, that, in furtherance of the foregoing, Parent and Sub hereby acknowledge and agree that Parent and the Surviving Corporation shall enter into (i) Jeff Hull’s Employment Agreement and the Management Buy-Sell Agreement, each in the form agreed to by Parent, Sub and Jeff Hull on the date hereof and (ii) such additional agreements as are generally consistent with the forms of the Replacement Stock Option

Agreement, Non-Qualified Stock Option Agreement for Key Employees and Warrant delivered to Parent by Jeff Hull on the date hereof.

     (b)  For a period of at least one year after the Effective Time, Parent shall either (i) cause the Surviving Corporation to continue to provide benefits to the employees of the Company pursuant to the Company 401(k) Plan, or (ii) in accordance with Applicable Laws, maintain, adopt or cause the Surviving Corporation to adopt, or participate in, a cash or deferred arrangement which meets the requirements of Section 401(k) of the Code. Any provisions of benefits pursuant to this Section 6.2(b) shall also satisfy the requirements of Section 6.2(a).

     (c)  Subject to the other provisions set forth in this Section 6.2, after the Closing Date and subject to Applicable Law and the terms of any Employee Benefit Plan, Parent may amend, modify, or terminate any Employee Benefit Plan in existence prior to the Closing. Except as specifically provided herein (including in Section 6.6 hereof), Parent, the Surviving Corporation and each of their respective Subsidiaries are and shall remain liable for, and Parent, the Surviving Corporation and each of their respective Subsidiaries shall be responsible for and shall promptly discharge, all liabilities, duties and claims (by or to any of the Company’s or its Subsidiaries’ employees, former employees, any beneficiary under any Employee Benefit Plan, any Governmental Entity or otherwise) arising out of or relating to the employment relationship between the Company or any of its Subsidiaries and an employee or former employee, whether made to or imposed upon Parent, Sub, the Company, the Surviving Corporation, any of their respective Subsidiaries or any Securityholder (or any Affiliate thereof), including, without limitation, liabilities, duties and claims: (i) for deferred compensation, incentive compensation, retirement benefits, health and life benefits, severance arrangements and benefits, disability benefits and other fringe benefits under any Employee Benefit Plan; (ii) relating to continuation health coverage pursuant to Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA; (iii) for unemployment and workers’ compensation or similar benefits; and (iv) to file any and all annual reports, filings or notices that may be required to be filed with Governmental Entities or provided to participants and beneficiaries after the Closing.

     (d)  Notwithstanding the immediately preceding paragraph, Parent, Sub, the Company, the Surviving Corporation and each of their respective Subsidiaries hereby agree to indemnify each of the Securityholders and their respective officers, directors, employees, consultants, stockholders and Affiliates for, and to hold each of them harmless, from and against, all damages, losses, claims, liabilities, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) which any of them may suffer by reason of or in connection with any claim, proceeding or suit brought against any of them under the Worker Adjustment Retraining and Notification Act, or any local, state, federal or foreign law, which relates to actions taken by Parent, Sub, the Company, the Surviving Corporation or any of their respective Subsidiaries or Affiliates at, or at any time after, the Closing with regard to any site of employment or one or more facilities or operating units within any site of employment of the Company or any of its Subsidiaries.

     6.3 Access to Information. From and after the Closing Date, Parent shall (and shall cause the Surviving Corporation and each of its Subsidiaries and other Affiliates to), during normal business hours and upon reasonable prior notice and in such a manner as will not unreasonably interfere with the conduct of the business of Parent or any of its Subsidiaries, make available and provide the Representative and each former Securityholder and their respective representatives (including, without limitation, counsel and independent auditors) with access to the facilities and properties of the Surviving Corporation and each of its Subsidiaries and to all information, files, documents and records (written and computer) relating to the Surviving Corporation or its Subsidiaries or any of their businesses or operations for any and all periods prior to or including the Closing Date which they may require with respect to any claim, dispute, action, cause of action, investigation or proceeding of any kind by or against any Person, including such claim, dispute, action, cause of action, investigation or proceeding which could reasonably be expected to result in a claim by a Buyer Indemnified Party for Buyer Indemnified Costs, and shall (and shall cause the Surviving Corporation and each of its Subsidiaries to) cooperate fully with the Representative, such Securityholders and their respective representatives (including, without limitation, counsel and independent auditors) in connection with the foregoing, at the Representative’s, such Securityholders’ or their respective representatives’ sole cost and expense, including, without limitation, by making tax, accounting and financial personnel and other appropriate employees and officers of the Surviving Corporation and each of its Subsidiaries available to the Representative, such Securityholders and their respective representatives (including, without limitation, counsel and independent auditors). In addition, following the Closing, the Representative, the Securityholders and their respective representatives shall be given the opportunity to review, comment upon and suggest changes or corrections to any Tax Returns, reports and declarations which include the Company or any of its Subsidiaries prepared by Parent, Sub, the Surviving Corporation or any Affiliate thereof, including without limitation the Company and its Subsidiaries (and the work papers used in the preparation thereof) which relate to or include any period or portion thereof ending on or before the Closing Date (or periods beginning prior to the Closing Date and ending subsequent thereto, if any), in each case prior to the filing thereof (but in no event less than 15 days prior to such filing). Parent and each Person who receives information pursuant to this Section 6.3 shall work together in good faith to establish a reasonable agreement relating to the confidentiality of all information provided pursuant to this Section 6.3.

     6.4 Solvency Letter.

     (a)  Parent shall deliver to the Board of Directors of the Company at the Closing a letter addressed to the Company and the Company’s Board of Directors (the “Solvency Letter”) from an independent third party selected by Parent and reasonably satisfactory to the Company (the “Appraiser”) attesting that, immediately after the Effective Time and after giving effect to the Merger and the other transactions contemplated in connection therewith (and any changes in the Surviving Corporation’s assets and liabilities as a result thereof), the Surviving Corporation: (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) will have adequate capital with which to engage in its business; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured, based upon (A) the proposed financing structure for the Merger (B) certain other financial information to be provided to the Appraiser by Parent and the Company, and (C) the assumption that the Merger

Consideration constitutes fair value for the Outstanding Shares and the Cash In-The-Money Options. Subject to the foregoing, the Solvency Letter shall be in form and substance reasonably satisfactory to the Company. Except with the prior written consent of the Company, Parent will not consummate the Merger unless and until the Company and its Board of Directors shall have received the Solvency Letter.

     (b)  Parent will request the Appraiser to deliver a form of the Solvency Letter as promptly as practicable but in no event later than five (5) Business Days prior to the scheduled Closing Date. The parties agree to cooperate with the Appraiser in connection with the preparation of the Solvency Letter, including, without limitation, providing the Appraiser with any information reasonably available to them necessary for the Appraiser’s preparation of such letter.

     (c)  The parties agree that the fees and expenses of the Appraiser incurred in connection with the preparation and delivery of the Solvency Letter shall be allocated among the parties hereto in accordance with Section 13.6.

     (d)  Before engaging the Appraiser for the purposes of preparing the Solvency Letter, Parent shall obtain the prior written consent of the Company as to Parent’s selection of the Appraiser (which consent shall not be unreasonably withheld or delayed by the Company).

     6.5 Repayment of Debt.

     (a)  At or prior to the Closing, Parent shall cause all Debt outstanding under the Senior Credit Agreement to be repaid, and all fees, expenses and other amounts that may be payable in connection with such repayment. Notwithstanding the immediately preceding sentence, Parent may cause all Debt under the Senior Credit Agreement to be refinanced in full or may obtain waivers to any breaches of the Senior Credit Agreement that the transactions contemplated in the Transaction Documents would cause.

     (b)  Parent, Sub and the Surviving Corporation hereby covenant and agree that (i) prior to the Closing, Parent and the Company shall solicit the consent of such number of holders of the Senior Subordinated Notes as is required under the 10 1/2% Notes Indenture to (A) waive Atrium Companies, Inc.’s obligations to make a Change of Control Offer (as defined in the 10 1/2% Notes Indenture) thereunder in respect of the Merger, including a modification of the definition of the “Permitted Holders” therein so as to include Parent and its investors, and (B) waive and/or amend such other covenants and provisions of the 10 1/2% Notes Indenture as reasonably requested by Parent and approved by the Company’s Board of Directors, in each case, the effectiveness of which shall be subject to the closing of the Merger, and (ii) in the event that the Waiver contemplated by clause (b)(i)(A) above shall not be obtained on or prior to the Closing, then either (A) at the Closing, the Surviving Corporation shall cause Atrium Companies, Inc. to irrevocably deposit funds with the trustee of the Senior Subordinated Notes sufficient to redeem 100% of the outstanding Senior Subordinated Notes in accordance with the 10 1/2% Notes Indenture, or (B) following the Closing, the Surviving Corporation shall cause Atrium Companies, Inc. to effect a Change of Control Offer as required pursuant to Section 10.11 of the 10 1/2% Notes Indenture.

     (c)  Parent, Sub and the Surviving Corporation hereby covenant and agree that (i) prior to the Closing, Parent and the Company shall solicit the consent of such number of holders of the PIK Notes as is required under the 15% PIK Indenture to (A) waive the Company’s obligations to make a Change of Control Offer (as defined in the 15% PIK Indenture) thereunder in respect of the Merger, including a modification of the definition of the “Permitted Holders” therein so as to include Parent and its investors, and (B) waive and/or amend such other covenants and provisions of the 15% PIK Indenture as reasonably requested by Parent and approved by the Company’s Board of Directors, in each case, the effectiveness of which shall be subject to the closing of the Merger, and (ii) in the event that the Waiver contemplated by clause (c)(i)(A) above shall not be obtained on or prior to the Closing, then either (A) at the Closing, the Surviving Corporation shall irrevocably deposit funds with the trustee of the PIK Notes sufficient to redeem 100% of the outstanding PIK Notes in accordance with the 15% PIK Indenture, or (B) following the Closing, the Surviving Corporation effect a Change of Control Offer as required pursuant to Section 10.11 of the 15% PIK Indenture.

     (d)  Prior to Closing, in connection with any of the Financing Transactions relating to the Senior Credit Agreement, the Senior Subordinated Notes, the PIK Notes and the Accounts Receivable Securitization Documents, Parent and Sub shall obtain the consent of the Representative and the Company, which consent shall not be unreasonably withheld or delayed, prior to distributing any written documents to any of the holders of the Company’s indebtedness under such Senior Credit Agreement, Senior Subordinated Notes, PIK Notes or Accounts Receivable Securitization Documents.

     6.6 Indemnification of Officers, Directors, Employees and Agents.

     (a)  The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and by-laws of the Company, as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company or any of its Subsidiaries; provided, however, that the parties hereto acknowledge and agree that the provisions of the certificate of incorporation and by-laws of the Surviving Corporation may specifically exclude the right of any of individual who at any time prior to the Effective Time was a director, officer, employee or agent of the Company or any of its Subsidiaries to seek indemnification for any matters for which any Buyer Indemnified Party shall successfully pursue indemnity hereunder.

     (b)  From and after the Effective Time and without in any way releasing the Company from any of its obligations thereunder, the Surviving Corporation will perform, and Parent will cause the Surviving Corporation to perform, the Company’s obligations under the Indemnification Agreements to the same extent as if they were the Company and had executed such agreements, subject to Section 6.6(a). The Company may enter into substantially similar indemnification agreements with other directors of the Company.

     (c)  The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each of the Seller Indemnified Parties, their heirs and their personal representatives and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation.

     (d)  The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, for a period of six years from the Effective Time, maintain director and officer insurance policies comparable in scope and amount of coverage to the policies of the Company in effect on the date hereof and shall add as additional insureds each of the persons who served as officers and directors of the Company immediately prior to the Effective Time; provided, however, that from and after the first anniversary of the Effective Time such director and officer insurance policies may provide coverage in an amount less than that in effect on the date hereof, but not in an amount less than $10 million.

     6.7 Notification of Breach. If Parent or Sub obtains Knowledge of a breach by the Company of a representation, warranty, covenant or agreement made by the Company contained in this Agreement, Parent shall promptly notify the Company of such breach; provided that such notification or failure to give such notification shall not result in the waiver by Parent or Sub of any of their respective rights or remedies under this Agreement.

     6.8 Conduct of Business. Each of Parent and Sub hereby covenant and agree with the Company and the Securityholder Parties that from the date of this Agreement through the Closing Date, it will not conduct any business activities other than those undertaken in connection with the Merger and the other transactions contemplated in this Agreement, the other Transaction Documents and the Financing Letters.

     6.9 Financing.

     (a)  Each of Parent and Sub hereby covenants and agrees that it will not enter into any debt financing arrangements in connection with the Merger pursuant to which General Electric Company or any Affiliates thereof shall provide in the aggregate 5% or more of the total amount of Parent’s or Sub’s debt financing in connection with the Merger.

     (b)  Each of Parent and Sub hereby covenants and agrees that it will not permit General Electric Company or any Affiliates thereof to own beneficially or of record in the aggregate 5% or more of the total equity interests in the Surviving Corporation or any parent thereof.

     (c)  Parent and Sub shall use their best efforts to consummate the transactions contemplated by the Financing Letters.

     6.10 General Electric Letters of Credit. At or prior to the Closing, Parent and Sub shall cause the banks party to the Debt Financing Letters to issue letters of credit, in the same amounts and on the same terms and conditions as the Letters of Credit, to the Beneficiaries in substitution of the Letters of Credit, which shall be released by the Beneficiaries without having been drawn and returned to General Electric Company so that General Electric Company shall have no obligation to make any payments under the Letters of Credit or to issue any letters of credit or other credit support on behalf of Atrium Companies, Inc.; provided, however, that in the event that the Beneficiaries do not so release and return the Letters of Credit to General Electric Company with such effect despite the performance by Parent and Sub as required above, then (a) Parent and Sub shall cause the banks party to the Debt Financing Letters to issue letters of credit in the same amounts as the Letters of Credit (the “Special LC’s”) to General Electric Company; (b) the Special LC’s shall provide for draws in the event and to the extent that the Letters of Credit are drawn by the Beneficiaries and for all reasonable expenses incurred by General Electric Company in connection therewith; (c) such Special LC’s shall remain in effect until all obligations of General Electric Company under the Letters of Credit shall have been extinguished and the Letters of Credit shall have been released by the Beneficiaries and returned to General Electric Company; and (d) each of Parent, Sub, the Surviving Corporation and the Company hereby agrees, severally and jointly, to indemnify and hold harmless General Electric Company from and against any and all damages, losses, claims, liabilities, Taxes, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorney’s fees and expenses) incurred by General Electric Company after the Closing in connection with the Letters of Credit and any breach of this covenant by Parent, Sub, the Company or the Surviving Corporation.

     6.11 Payment of Claims. Each of Parent and the Surviving Corporation hereby covenants and agrees that, from and after Closing, to the extent that either Parent or the Surviving Corporation shall have the right hereunder to seek indemnification in respect of any Buyer Indemnified Costs which are insurable under the Surviving Corporation’s insurance policies in effect at such time, Parent and the Surviving Corporation shall use their respective commercially reasonable efforts to seek payment of the insurable portion of such Buyer Indemnified Costs from the insurance carriers under the Surviving Corporation’s insurance policies in effect at such time prior to seeking a claim for indemnification hereunder; provided, however, that in no event shall this Section 6.11 be deemed to require that Parent or the Surviving Corporation bring any lawsuit or effect any other extraordinary action to seek recovery from the Surviving Corporation’s insurance carriers for any such Buyer Indemnified Costs.

ARTICLE 7

MUTUAL COVENANTS

     7.1 Governmental Consents. The parties shall file, or cause to be filed by their respective “ultimate parent entities,” with the FTC and the DOJ the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated in the Transaction Documents. Promptly following the execution of this Agreement, the Company and Parent shall promptly proceed to prepare and file with the appropriate Governmental Entities such additional requests, reports, or notifications as may be required in connection with this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Without limiting the foregoing, promptly following the execution of this Agreement, the Company and Parent shall use their commercially reasonable efforts to (a) cause, and shall request the FTC and the DOJ to cause, all applicable waiting periods under the HSR Act to expire or be terminated as of the earliest possible date, (b) make all necessary filings, and (c) thereafter, make any other required submissions with respect to the transactions contemplated hereby under the Securities Act, the Exchange Act and any other applicable federal or state securities laws. The failure by the Company or Parent to use commercially reasonable efforts to timely file or diligently prosecute its portion of any such application shall be a material breach of this Agreement. All fees and expenses (including legal costs) in connection with any filings required to be made under the HSR Act in connection with the transactions contemplated by this Agreement shall be allocated among the parties hereto in accordance with Section 13.6.

     7.2 Brokers or Finders. Except for the Ardshiel Fee, the Consultant Fee and the Management Bonuses, the Company and each Securityholder Party represents and warrants to Parent and Sub that no agent, broker, investment banker, or other person engaged by or on behalf of the Company, any such Securityholder Party or any of their respective Affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee payable by Parent, Sub or the Company in connection with any of the transactions contemplated by this Agreement. Except as set forth in Schedule 7.2, each of Parent and Sub represents and warrants to the Company that neither Parent, Sub nor any Affiliate of Parent has engaged any broker, investment banker or other person that will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Company or any Securityholder in connection with any transactions contemplated by this Agreement.

     7.3 Investigation and Agreement by Parent and Sub; No Other Representations or Warranties.

     (a)  Each of Parent and Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and their businesses and operations, and Parent and Sub have requested such documents and information from the Company as Parent and Sub consider material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement and in the other Transaction Documents. Parent and Sub acknowledge and agree that they have had an opportunity to ask all questions of and receive answers from the Company with respect to any matter Parent and Sub consider material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement and in the other Transaction Documents. In connection with Parent’s and Sub’s investigation of the Company and its Subsidiaries and their businesses and operations, Parent, Sub and their respective representatives have received from the Company or its representatives certain projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information. Parent and Sub acknowledge and agree that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets, that Parent and Sub are familiar with such uncertainties, that Parent and Sub are taking full responsibility for making their own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it or its representatives, and that Parent and Sub will not (and will cause all of their respective Subsidiaries or other Affiliates or any other Person acting on their behalf to not), in the absence of fraud, assert any claim or cause of action against any of the Company’s direct or indirect partners, directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives with respect thereto, or hold any such other person liable with respect thereto.

     (b)  Each of Parent and Sub agrees that, except for the representations and warranties made by the Company that are expressly set forth in this Agreement or any other Transaction Document and the representations and warranties made by the Securityholder Parties that are expressly set forth in this Agreement or any other Transaction Document, neither the Company, nor any of the Securityholders nor any of their respective Affiliates has made and shall not be deemed to have made to Parent, Sub or to any of their respective representatives or Affiliates any representation or warranty of any kind. Without limiting the generality of the foregoing, each of Parent and Sub agree that neither the Company, nor any of the Securityholders nor any of their respective Affiliates makes or has made any representation or warranty to Parent, Sub or to any of their respective representatives or Affiliates with respect to:

(i) any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Sub or their respective counsel, accountants, advisors, lenders, financiers, investors, representatives or Affiliates (in each case, other than the representations contained in Section 3.1(f)(vi)); and

(ii) any other information, statement or documents heretofore or hereafter delivered to or made available to Parent, Sub or their respective counsel, accountants, advisors, lenders, representatives or Affiliates with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in this Agreement or any other Transaction Document or a representation and warranty made by any Securityholder Party and contained in this Agreement or any other Transaction Document.

     (c)  The Company acknowledges and agrees that except for the representations and warranties made by Parent or Sub as expressly set forth in this Agreement, neither Parent, Sub nor any of their respective Affiliates has made and shall not be construed as having made to the Company or any Securityholder or to any Affiliate thereof any representation or warranty of any kind.

     7.4 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the Company, Parent and Sub will use its commercially reasonable efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate and to make effective the transactions contemplated by this Agreement and the other Transaction Documents. If at any time after the Closing Date, any further action is necessary to comply with this Agreement and the other Transaction Documents, the parties to this Agreement or their duly authorized representatives shall take all such action.

     7.5 Option Exercise Prices. Each of the Company, Parent, Sub and the Securityholder Parties hereby covenant and agree that, notwithstanding any other provision set forth in this Agreement, (a) the Company and certain Optionholders may agree to amend the terms of certain Options to lower the exercise price per share of Common Stock for such Options, (b) any such amendment shall not be a breach of any other term or provision of this Agreement and shall not require the consent or waiver of any person other than the Company and such Optionholder(s), and (c) each of the Company, Parent, Sub and the Securityholder Parties hereby release each other from any liability they would otherwise have under this Agreement or otherwise solely as a result of the execution and delivery and operation of any such amendment, provided, that no such amendment will increase the aggregate Merger Consideration payable hereunder nor decrease the Per Share Merger Consideration.

     7.6 Other Matters Relating to Shares and Options. Each of the Company, Parent, Sub and the Securityholder Parties hereby acknowledge and agree that Parent and certain members of management of the Company and its Subsidiaries (“Management”) may wish to reach an agreement pursuant to which all or any portion of Management’s Outstanding Shares or Options shall not convert into the right to receive a portion of the Merger Consideration but may be converted into the right to receive such equity interests in Parent to be agreed upon between Parent and such members of Management (such other consideration, the “Alternative Consideration”). In the event that any agreement contemplated by this Section 7.6 shall be reached, Parent shall, no later than five (5) Business Days prior to the Closing Date, deliver to the Company and the Representative a certificate setting forth (a) the names of the members of Management with which Parent has agreed to deliver Alternative Consideration and (b) the applicable modification in the consideration into which the applicable Outstanding Shares (the “Rollover Shares”) or the applicable Options (the “Rollover Options”) held by such members of Management will be converted into at Closing. In the event that the identity of the members of Management that will be receiving Alternative Consideration or the number of Rollover Shares or Rollover Options, in either case, as described in the certificate delivered by Parent in accordance with the preceding sentence differs from the identity of such members or numbers utilized in calculating Schedule I as of the date of this Agreement, such certificate shall also attach a revised Schedule I calculated on the basis of the actual identity of such members and actual numbers of Rollover Shares and Rollover Options as of Closing.

ARTICLE 8

CONDITIONS PRECEDENT

     8.1 Conditions to Each Party’s Obligation. The respective obligations of the Company, Parent and Sub to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

     (a)  Consents and Approvals. All authorizations, consents, orders, permits, licenses or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by the Transaction Documents shall have been filed, occurred or been obtained and the applicable waiting period under the HSR Act shall have expired or terminated.

     (b)  No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Transaction Documents shall be in effect.

     (c)  No Action. No action shall have been taken nor any statute, rule or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

     8.2 Conditions to Obligation of Parent and Sub. The obligation of Parent and Sub to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Parent:

     (a)  Representations, Warranties and Covenants. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for any representation or warranty that expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct as of such earlier date) and the Company shall have performed in all material respects the obligations required to be performed by it under this Agreement on or prior to the Closing Date. Parent shall have received a certificate to the foregoing effect signed on behalf of the Company by the chief executive officer or by the chief financial officer of the Company.

     (b)  Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by the Company pursuant to Section 9.2 shall have been delivered.

     (c)  Material Adverse Effect. Since June 30, 2003, there shall have not occurred, and neither the Company nor any of its Subsidiaries shall have incurred or suffered, any event, circumstance, or fact in respect of its business, operations, financial condition or results of operations that has resulted in or would reasonably be expected to result in a Material Adverse Effect.

     (d)  Management Employment and Stock. The Company and its Subsidiaries, as applicable, shall have entered into subscription/contribution agreements, shareholder agreements (including formula valuation calls in the event of employment termination of employee shareholders and puts in the event of such termination due to death, disability or non-cause or good reason termination) and employment contracts with each of Jeff L. Hull, Eric W. Long, Robert E. Burns and C. Douglas Cross, in each case, consistent with past practices as well as the tenor and approach of prior similar agreements, plans and arrangements offered by the Company; provided, that in the case of Messrs. Long, Burns and Cross, such agreements will be structured as amendments to their existing employment agreements to make appropriate modifications to vesting and other arrangements relating to their investment and participation in Parent; provided, further, that, in particular, Parent and the Surviving Corporation shall have entered into (i) Jeff Hull’s Employment Agreement and the Management Buy-Sell Agreement, each in the form agreed to by Parent, Sub and Jeff Hull on the date hereof and (ii) such additional agreements as are generally consistent with the forms of the Replacement Stock Option Agreement, Non-

Qualified Stock Option Agreement for Key Employees and Warrant delivered to Parent by Jeff Hull on the date hereof.

     (e)  Debt Financing Letters. The Persons party to the Debt Financing Letters shall not have advised Parent that the terms, conditions and requirements of the Debt Financing Letters have not been satisfied in full or waived; provided, that, this Section 8.2(e) shall not be a condition to Parent’s and Sub’s obligations under this Agreement if the failure of this condition results from actions, inactions or events solely within the control of Parent or Sub or any of their Affiliates; provided, further, that, to the extent that Parent shall have been advised in writing by any Person party to the Debt Financing Letters that the terms, conditions and requirements of the Debt Financing Letters have not been satisfied in full or waived, Parent shall deliver a copy of such writing to the Company.

     (f)  Appraisal Rights. The holders of 10% or more of the outstanding shares of Common Stock shall not have duly asserted their right to an appraisal of their shares of Common Stock in accordance with the DGCL.

     8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company:

     (a)  Representations, Warranties and Covenants. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for any representation or warranty that expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct as of such earlier date) and Parent and Sub shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the Closing Date. The Representative shall have received a certificate to the foregoing effect signed on behalf of Parent and Sub by the chief executive officer or by the chief financial officer of Parent and Sub, respectively.

     (b)  Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by Parent or Sub pursuant to Section 9.2 shall have been delivered.

     (c)  Financing. Parent and Sub shall have complied with (i) Sections 6.9 and 6.10 and (ii) the last sentence of Section 6.2(a).

     (d)  Payment of Ardshiel Fee. The Ardshiel Fee shall have been paid to Ardshiel, Inc. in accordance with Section 2.14(a).

     (e)  Payment of Consultant Fee. The Consultant Fee shall have been paid to Consultant in accordance with Section 2.14(b).

     (f)  Payment of Management Bonuses. The Management Bonuses shall have been paid to the applicable members of the Company’s management in accordance with Section 2.14(c).

ARTICLE 9

CLOSING

     9.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article 8 and the terms and conditions of this Agreement, the Closing will take place at the offices of Mayer, Brown, Rowe & Maw LLP, New York, New York, at 10:00 a.m., local time (or at such other place and time as Parent and the Company may agree), on a date which shall be (i) the fifth Business Day after the day on which the last condition to Closing has been met or waived as contemplated in Article 8, or (ii) such other date as may be selected by Parent and the Company (the “Closing Date”). Notwithstanding the foregoing, but subject to the satisfaction or waiver of the conditions set forth in Article 8, if a Cure Period has not ended on or before the scheduled Closing Date, the Closing Date shall be extended to the end of the Cure Period; provided, however, that in no event shall the Cure Period extend past the Termination Date.

     9.2 Actions to Occur at Closing.

     (a)  At the Closing, Parent shall deliver the following:

(i) Merger Consideration. To the Stockholders, the Optionholders and the Exchange Agent, by wire transfer of immediately available funds, the payments required by Parent to be made under Section 2.9, which payments shall, in the aggregate, equal (y) the Merger Consideration, minus (z) the Closing Escrow Amount;

(ii) Solvency Letter. The Solvency Letter executed by the Appraiser and addressed to the Company and the Board of Directors of the Company;

(iii) Escrow Amount. The Closing Escrow Amount to the Escrow Agent by wire transfer of immediately available funds.

(iv) Indemnification Escrow Agreement. To the Representative, a counterpart of the Indemnification Escrow Agreement executed by Parent.

(v) Certificates. The certificates described in Section 8.3(a) or another certificate or certificates with exceptions to the matters contemplated in Section 8.3(a) and such other documentation as the Company and the Representative may reasonably require in order to confirm that Parent has performed its obligations under Section 6.5 hereof.

     (b)  At the Closing, the Company shall deliver to Parent the following:

(i) Certificate. The certificate described in Section 8.2(a) or another certificate or certificates with exceptions to the matters contemplated in Section 8.2(a);

(ii) Resignations. The resignations described in Section 5.5;

(iii) Release of Liens; Receipts; Payout Letters. Evidence of the release of the Liens set forth in Item 1 of Schedule 3.1(m) in the event Debt under the Senior Credit Agreement is repaid in full at the Closing and, in such event, executed receipts, payoff letters or similar documents executed by the Company’s lenders under the Senior Credit Agreement, each in form and substance reasonably satisfactory to Parent;

(iv) Termination of Stockholders’ Agreement. Evidence of the termination, payoff and release of the Stockholders’ Agreement upon payment of the Merger Consideration by Parent, in form and substance reasonably satisfactory to Parent;

(v) Indemnification Escrow Agreement. To Parent, a counterpart of the Indemnification Escrow Agreement executed by the Representative;

(vi) Closing Financial Statement. The Closing Financial Statement as described in Section 5.1(b); and

(vii) Non-United States Real Property Holding Company Status. A certification from the Company, dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the Company, that the Company is not and has not been, since October 2, 1998, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code.

     9.3 Certificate of Merger. Immediately following the Closing, the Company shall execute the Certificate of Merger and file the Certificate of Merger with the Secretary of State of the State of Delaware.

ARTICLE 10

TERMINATION, AMENDMENT AND WAIVER

     10.1 Termination. This Agreement may be terminated prior to the Closing, and the Merger may be abandoned at any time prior to the Effective Time:

     (a)  by mutual consent of Parent and the Company; or

     (b)  by either Parent or the Company:

(i) if the terminating party is not then in material breach of this Agreement and if there shall have been any breach by a party (which has not been waived) of one or more of its representations or warranties (as of the date when any such representation or warranty was made), covenants or agreements set forth in this Agreement, which breach or breaches (A) would give rise to the failure of a condition set forth in Section 8.2(a) or 8.3(a), as applicable, and (B) shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach, or such longer period in the event that such breach cannot reasonably be expected to be cured within such 30-day period and such nonterminating party is diligently pursuing such cure, but in no event later than the Termination Date (the “Cure Period”); provided, however, that there shall be no Cure Period for Parent’s failure to obtain on or prior to the Termination Date all funds necessary to consummate the Merger and the other transactions contemplated in the Transaction Documents in accordance with the terms and conditions hereof; provided, further, however, that for the purposes of determining whether Parent has the right to terminate this Agreement pursuant to this clause (i), (A) the failure of any Persons to provide financing in accordance with their respective Debt Financing Letters due to the non-satisfaction of any of the terms, conditions and assumptions set forth in their respective Debt Financing Letters will not be deemed to be a material breach of this Agreement by Parent or Sub unless such failure results from actions, inactions or events solely within the control of Parent or Sub or any of their Affiliates and (B) the failure of Parent to provide financing in accordance with the Equity Financing Letter will not be deemed to be a material breach of this Agreement if there is a failure of any Person to provide financing in accordance with their respective Debt Financing Letters or if there is a material breach of this Agreement by the Company;

(ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, or ruling or taken any other action (which order, decree, or ruling Parent and the Company shall use their best efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by the Transaction Documents, and such order, decree, ruling, or other action shall have become final and nonappealable;

(iii) if the Closing shall not have occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement under this clause (iii) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; provided, further, however, that for the purposes of determining whether Parent has the right to terminate this Agreement pursuant to this clause (iii), (A) the failure of any Persons to provide financing in accordance with their respective Debt Financing Letters due to the non-satisfaction of any of the terms, conditions and assumptions set forth in their respective Debt Financing Letters will not be deemed to be a material breach of this Agreement by Parent or Sub unless such failure results from actions, inactions or events solely within the control of Parent or Sub or any of their Affiliates and (B) the failure of Parent to provide financing in accordance with the Equity Financing Letter will not be deemed to be a material breach of this Agreement if there is a failure of any Person to provide financing in accordance with their respective Debt Financing Letters or if there is a material breach of this Agreement by the Company;

     (c)  by either Parent or the Company if the Closing shall not have occurred on or before the Termination Date and both Parent and the Company are in material breach of this Agreement; provided, however, that for the purposes of determining whether a party has the right to terminate this Agreement pursuant to this clause (c), (A) the failure of any Persons to provide financing in accordance with their respective Debt Financing Letters due to the non-satisfaction of any of the terms, conditions and assumptions set forth in their respective Debt Financing Letters will not be deemed to be a material breach of this Agreement by Parent or Sub unless such failure results from actions, inactions or events solely within the control of Parent or Sub or any of their Affiliates and (B) the failure of Parent to provide financing in accordance with the Equity Financing Letter will not be deemed to be a material breach of this Agreement if there is a failure of any Person to provide financing in accordance with their respective Debt Financing Letters or if there is a material breach of this Agreement by the Company; or

     (d)  by the Company (provided that the Company is not in material breach of this Agreement) if Parent fails to obtain on or prior to the Termination Date all funds necessary to consummate the Merger and the other transactions contemplated in the Transaction Documents in accordance with the terms and conditions hereof and thereof.

     The right of any party hereto to terminate this Agreement pursuant to this Section 10.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents or other representatives whether prior to or after the execution of this Agreement.

     10.2 Effect of Termination. Termination of this Agreement pursuant to Section 10.1 shall terminate all obligations of the parties to each other hereunder, except for the obligations and agreements under Sections 10.2, 10.3 and 10.4 and Article 13. If this Agreement is terminated as provided in Section 10.1(a) or 10.1(c), there shall be no liability on the part of Parent, Sub, the Company or any Securityholder Party. If this Agreement is terminated by Parent as provided in Section 10.1(b), there shall be no liability on the part of the Company or any Securityholder Party, except for liability arising out of a willful breach by the Company or any Securityholder of this Agreement. If this Agreement is terminated by the Company as provided in Section 10.1(b) or 10.1(d), there shall be no liability on the part of Parent or Sub except for liability arising out of (i) a willful breach by Parent or Sub of this Agreement, (ii) the failure of Parent to provide on or prior to the Termination Date financing in accordance with the Equity Financing Letter unless (A) there is a failure of any Person to provide financing in accordance with their respective Debt Financing Letters for a reason other than a failure that results from actions, inactions or events solely within the control of Parent, Sub or any of their Affiliates, (B) the Company is in material breach of this Agreement or (C) the conditions to closing set forth in Section 8.1 or 8.2(c) have not been satisfied or (iii) unless there is a material breach of this Agreement by the Company or the conditions to closing set forth in Section 8.1 or 8.2(c) have not been satisfied, the failure of any Persons to provide on or prior to the Termination Date financing in accordance with their respective Debt Financing Letters due to the non-satisfaction of any of the terms, conditions and assumptions set forth in their respective Debt Financing Letters which non-satisfaction results from actions, inactions or events solely within the control of Parent or Sub or any of their Affiliates.

     10.3 Return of Documentation. Following a termination in accordance with Section 10.1, Parent shall return all agreements, documents, contracts, instruments, books, records, materials and all other information of the Company or any of its Subsidiaries or Affiliates or any Securityholder provided by any of them, or by any representative of any of them to Parent, Sub or any of their Subsidiaries or other Affiliates or any representatives of Parent, Sub or any of their Subsidiaries or other Affiliates in connection with the transactions contemplated by this Agreement and the other Transaction Documents, and the Company shall return all agreements, documents, contracts, instruments, books, records, materials and all other information of Parent or Sub provided by Parent, Sub or any representative thereof to the Company or any of the Securityholders in connection with the transactions contemplated by this Agreement.

     10.4 Sole and Exclusive Remedy. Following termination of this Agreement, or if the Closing does not otherwise occur, each party hereto acknowledges and agrees that such party’s sole and exclusive remedy with respect to any and all claims for any breach or liability under this Agreement or otherwise relating to the subject matter of this Agreement and the transactions contemplated hereby shall be limited to the right to terminate this Agreement pursuant to Section 10.1 and the effect of any such termination pursuant to Section 10.2 hereof; provided that nothing in this Section 10.4 shall prevent Parent from electing to not terminate this Agreement and to seek specific performance under Section 13.4.

ARTICLE 11

INDEMNIFICATION

     11.1 Indemnification of Buyer Indemnified Parties.

     (a)  From and after the Closing Date and subject to the provisions of this Article 11 (including without limitation Section 11.5), each of the parties hereto hereby agrees that the Buyer Indemnified Parties are indemnified, jointly and severally, by the Securityholders from and against any and all Buyer Indemnified Company Costs.

     (b)  From and after the Closing Date and subject to the provisions of this Article 11 (including without limitation Section 11.5), each Securityholder Party severally and not jointly agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Securityholder Party Costs with respect to such Securityholder Party.

     11.2 Indemnification of Seller Indemnified Parties.

     (a)  From and after the date hereof until the Closing Date and subject to the provisions of this Article 11 (including without limitation Section 11.5), each of Parent and Sub hereby agrees, jointly and severally, to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs of the type specified in clause (b)(iii) of the definition of “Seller Indemnified Costs”.

     (b)  From and after the Closing Date and subject to the provisions of this Article 11 (including without limitation Section 11.5), each of Parent, Sub, the Company and the Surviving Corporation hereby agrees, jointly and severally, to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs.

     11.3 Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to any entity or person who is obligated to provide indemnification under Section 11.1 or 11.2 (an “Indemnifying Party”) of the commencement or assertion of any action, proceeding, demand or claim by a third party (collectively, a “third-party action”) in respect of which such Indemnified Party shall seek indemnification hereunder; provided, however, that a Buyer Indemnified Party shall be deemed to have given such notice to each Securityholder if such

Buyer Indemnified Party gives such written notice to the Representative as set forth in Section 13.8. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article 11 unless, and only to the extent that, the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

     (a)  The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Parties shall pay the attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third-party action, or (ii) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that would make it inappropriate to have common counsel);

     (b)  The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if such settlement, compromise, admission, or acknowledgment (i) would impose injunctive or other equitable relief against the Indemnified Party, (ii) would give rise to liability on the part of the Indemnified Party, or (iii) could, in the reasonable opinion of the Indemnified Party, have a material adverse effect on its business;

     (c)  No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action;

     (d)  At the Indemnified Party’s option, the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time, (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party or (iii) if the amount in controversy with respect to such action exceeds (x) the Escrow Amount if such action is for Buyer Indemnified Company Costs, or (y) a Securityholder Party’s Maximum Securityholder Escrow Amount if such action is for Buyer Indemnified Securityholder Party Costs; provided, however, that the Indemnified Party shall not, without the prior written consent of the Indemnifying Party, enter into or make any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if such settlement, compromise, admission or acknowledgment (A) would impose injunctive or other equitable relief against the Indemnifying Party, (B) would give rise to liability on the part of any Indemnifying Party, or (C) could, in the reasonable opinion of the Indemnifying Party, have a material adverse effect on its business; provided, further, however, that, subject to the applicable Indemnifying Party’s compliance with Section 11.3(e), this Section 11.3(d) shall not be applicable to the Class Action Lawsuit, any appeal of any judgment in connection therewith or any further claims or lawsuits brought or pursued by any objector or dissenter to any settlement or adjudication thereof; and

     (e)  In the event that the Indemnifying Party is any or all of the Securityholders, such Indemnifying Party shall engage in the defense, settlement or disposition of such third-party action in a good faith manner reasonably consistent with the past practices of the Company and its Subsidiaries.

     The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article 11 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

     Parent and the Representative agree that, upon written request by an Indemnified Party or Indemnifying Party who controls the defense of a third-party action (other than a Buyer Indemnified Party with respect to a Buyer Controlled Claim), Parent and the Representative shall give joint written instructions to the Escrow Agent to release to such Indemnified Party or Indemnifying Party a portion of the Escrow Amount equal to all court costs and reasonable attorneys’ fees and expenses incurred by such party, or for which such party has received an invoice or similar request for payment, in investigating and preparing for any litigation proceedings relating to such third-party action to the extent such costs, fees and expenses are permitted to be paid in accordance with this Agreement.

     11.4 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 11.3 because no third-party action is involved (a “direct action”), the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless and only to the extent that the resulting delay materially and adversely prejudices the position of the Indemnifying Party with respect to such claim.

     11.5 Limitations. The following provisions of this Section 11.5 shall limit the parties’ indemnification obligations hereunder:

     (a)  Minimum Loss. The Securityholders shall not be required to indemnify a Buyer Indemnified Party for Buyer Indemnified Costs unless and until the aggregate amount of all Buyer Indemnified Costs for which all Buyer Indemnified Parties (taken together) are otherwise entitled to indemnification pursuant to this Article 11 exceeds $1,000,000 (the “Minimum Loss”). After the Minimum Loss is exceeded, Buyer Indemnified Parties shall be entitled to be paid the entire amount of any Buyer Indemnified Costs in excess of (but not including) the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Section 11.5. The parties agree that if the aggregate amount of De Minimis Losses exceeds $1,500,000, and are therefore deemed Buyer Indemnified Costs as set forth in Section 11.5(b), the Buyer Indemnified Parties shall be entitled to be paid the entire amount of any Buyer Indemnified Costs (including Buyer Indemnified Costs comprised of De Minimis Losses) in excess of (but not including) the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Section 11.5. Notwithstanding the foregoing, the parties agree that, if and when Buyer

Indemnified Costs exceed the Minimum Loss, the Minimum Loss shall be deemed to be exceeded for all purposes of this Section 11.5(a).

     (b)  Minimum Claim. If any third-party action or direct action results in any damages, losses, liabilities, charges, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) which in the aggregate do not exceed $20,000 (“De Minimis Losses”) such damages, losses, liabilities, charges, penalties, costs and expenses shall not be deemed to be Buyer Indemnified Costs; provided, that if the aggregate amount of all De Minimis Losses equals or exceeds $1,500,000, all such De Minimis Losses shall be deemed Buyer Indemnified Costs.

     (c)  Limitation as to Time. No Indemnifying Party shall be liable for any Indemnified Costs pursuant to this Article 11 unless a written claim for indemnification in accordance with Section 11.3 or 11.4 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before 5:00 p.m., Dallas, Texas time on January 31, 2005 (the “Expiration Date”), except that this time limitation shall not apply to Title Claims, claims for a breach of the representations and warranties set forth in Section 3.2(e) or claims contemplated in Section 13.16.

     (d)  Liability Cap. Notwithstanding anything to the contrary contained in this Agreement, the parties hereby agree that the maximum aggregate liability of the Securityholders under this Article 11 shall in no event exceed the Escrow Amount, except that this limitation shall not apply to Title Claims or claims contemplated in Section 13.16.

     (e)  Recourse Against Escrowed Funds. Parent hereby covenants and agrees that, with respect to any claim by a Buyer Indemnified Party against any Securityholder Party for Buyer Indemnified Securityholder Party Costs payable under this Article 11 other than Title Claims and claims contemplated in Section 13.16, the Buyer Indemnified Party shall seek payment only out of the Escrow Amount for all amounts due to the Buyer Indemnified Party from such Securityholder Party with respect to such claim in an amount not to exceed such Securityholder Party’s Maximum Securityholder Escrow Amount. In the event of any claim by a Buyer Indemnified Party against a Securityholder Party for Buyer Indemnified Securityholder Party Costs related to a Title Claim or claims contemplated in Section 13.16, the Buyer Indemnified Party shall seek payment first out of the amount held by the Escrow Agent pursuant to the Indemnification Escrow Agreement from time to time in an amount not to exceed such Securityholder Party’s Maximum Securityholder Escrow Amount and, if such Securityholder Party’s Maximum Securityholder Escrow Amount has been reduced to zero pursuant to this Section 11.5(e), the Buyer Indemnified Party shall be entitled, subject to the terms and conditions of this Agreement, to seek payment directly from such Securityholder Party for all amounts remaining due to the Buyer Indemnified Party from such Securityholder Party with respect to such Title Claim or claim contemplated in Section 13.16. In no event shall the Buyer Indemnified Party be entitled to be paid out of the Escrow Amount in respect of claims against a Securityholder Party for Buyer Indemnified Securityholder Party Costs an amount in excess of such Securityholder Party’s Maximum Securityholder Escrow Amount. In the event of any claim by a Buyer Indemnified Party against one or more Securityholders for Buyer Indemnified Company Costs, each Securityholder’s Maximum Securityholder Escrow Amount shall be reduced (but not below zero) by such Securityholder’s pro rata portion (based upon the initial Maximum Securityholder Escrow Amounts of such Securityholders) of the amount paid out of the Escrow Amount in respect of such claim (or, if applicable, such Securityholder’s Maximum Securityholder Escrow Amount shall be reduced (but not below zero) by that portion of such Securityholder’s Maximum Securityholder Escrow Amount as may be set forth in written release instructions executed and delivered to the Escrow Agent by the Representative on behalf of such Securityholder), and, to the extent that the portion of such claim for which such Securityholder is liable exceeds such Securityholder’s Maximum Securityholder Escrow Amount as of the time of payment of such claim out of the Escrow Amount, then the Buyer Indemnified Party shall not be entitled to seek payment from such Securityholder for such excess; provided that the Buyer Indemnified Party shall then be entitled to seek the remaining amount of any Buyer Indemnified Company Costs from such other Securityholders whose respective Maximum Securityholder Escrow Amounts exceed zero, pro rata based upon the Maximum Securityholder Escrow Amounts of such Securityholders at the time of payment of such Buyer Indemnified Company Costs, until such amounts have been paid in full or each Securityholder’s Maximum Securityholder Escrow Amount has been reduced to zero, after which the Buyer Indemnified Party shall not be entitled to seek payment from any Securityholders for such excess.

     (f)  Buyer Controlled Claims. The Securityholders shall not be required to indemnify a Buyer Indemnified Party for Buyer Indemnified Costs with respect to a Buyer Controlled Claim unless and until the aggregate amount of all damages, losses, liabilities, charges, penalties, costs and expenses (including court costs and reasonably attorneys’ fees and expenses incurred in investigating and preparing for any litigation proceedings) paid by the Buyer Indemnified Party with respect to such Buyer Controlled Claim (the “Buyer Control Amount”) exceeds (i) the then effective Escrow Amount if such claim is for Buyer Indemnified Company Costs, or (ii) a Securityholder Party’s then effective Maximum Securityholder Escrow Amount, if such claim is for Buyer Indemnified Securityholder Party Costs from such Securityholder Party. The Buyer Indemnified Party shall then be entitled to be paid the entire amount of its Buyer Indemnified Company Costs or Buyer Indemnified Securityholder Party Costs, as applicable, with respect to such Buyer Controlled Claim in excess of (but not including) the Buyer Control Amount, subject to the limitations on recovery and recourse set forth in this Section 11.5. Notwithstanding the foregoing, the Securityholders shall not be liable for any amounts in excess of the Escrow Amount other than in connection with Title Claims and claims contemplated by Section 13.16.

     (g)  Materiality. For purposes of determining (i) whether an Indemnifying Party shall be required to indemnify an Indemnified Party under this Article 11, (ii) the aggregate amount of Minimum Loss suffered by a Buyer Indemnified Party, (iii) the aggregate amount of De Minimis Losses suffered by a Buyer Indemnified Party, or (iv) the aggregate amount of Buyer Indemnified Costs suffered by a Buyer Indemnified Party, each representation and warranty (whether made as of the date of this Agreement or made on and as of the Closing Date) contained in this Agreement for which indemnification is sought hereunder shall be read (including for purposes of determining whether a breach of such representation or warranty has occurred) without regard to, and as if such representation or warranty did not contain, materiality qualifications that may be contained therein (including Material Adverse Effect).

     (h)  Sole and Exclusive Remedy. Parent, Sub, the Company, the Surviving Corporation and the Securityholder Parties each acknowledge and agree that, after the Closing, notwithstanding any other provision of this Agreement to the contrary, such party’s sole and exclusive remedy with respect to Indemnified Costs and any and all other claims relating to the subject matter of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby shall be in accordance with, and limited by, the provisions set forth in this Article 11 and in the Indemnification Escrow Agreement.

     11.6 Buyer Indemnified Reductions Costs and Buyer Indemnified Excluded Costs. Notwithstanding any of the provisions set forth in Section 11.5, the parties hereby agree that the obligations of the Securityholders to indemnify Parent for (i) Buyer Indemnified Reductions Costs shall not be subject to the provisions set forth in Section 11.5(a), 11.5(b) or 11.5(d), but shall be subject to the other provisions set forth in this Article 11, including the provisions of Section 11.5 other than those set forth in Sections 11.5(a), 11.5(b) and 11.5(d), and (ii) Buyer Indemnified Excluded Costs shall not be subject to the provisions set forth in Section 11.5(a) or 11.5(b), but shall be subject to the other provisions set forth in this Article 11, including the provisions of Section 11.5 other than those set forth in Sections 11.5(a) and 11.5(b).

ARTICLE 12

THE REPRESENTATIVE

     By their execution and delivery of this Agreement, each Securityholder Party hereby agrees as follows:

     12.1 Authorization of the Representative. Ardatrium L.L.C. (the “Representative”) (and each successor appointed in accordance with Section 12.6), hereby is appointed, authorized and empowered to act, on behalf of the Securityholder Parties, in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents, and in connection with the activities to be performed on behalf of the Securityholder Parties under this Agreement and the Indemnification Escrow Agreement, for the purposes and with the powers and authority hereinafter set forth in this Article 12 and in the Indemnification Escrow Agreement, which shall include the power and authority:

     (a)  To execute and deliver the Indemnification Escrow Agreement (with such modifications or changes therein as to which the Representative, in its reasonable discretion, shall have consented to) and to agree to such amendments or modifications thereto as the Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the matters set forth in this Article 12;

     (b)  To execute and deliver such waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby as the Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement and the other Transaction Documents;

     (c)  As the Representative of the Securityholder Parties, to enforce and protect the rights and interests of the Securityholder Parties and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this

Agreement, the Indemnification Escrow Agreement and each other Transaction Document (including, but not limited to, in connection with any and all claims for indemnification brought by any Indemnified Party under Article 11 of this Agreement) and, in connection therewith, to (i) assert by claim or institute any action, proceeding or investigation; (ii) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by any Indemnified Party, or any other Person, against the Representative and/or the Escrow Amount, and receive process on behalf of any or all Securityholder Parties in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, give receipts, releases and discharges on behalf of all of the Securityholder Parties with respect to any such claim, action, proceeding or investigation; (iii) file any proofs, debts, claims and petitions as the Representative may deem advisable or necessary; (iv) settle or compromise any claims asserted under Article 11 of this Agreement; (v) assume, on behalf of all of the Securityholder Parties, the defense of any claim that is the basis of any claim asserted under Article 11 of this Agreement; and (vi) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing actions, proceedings or investigations, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have liability for any failure to take such any action;

     (d)  to enforce payment from the Escrow Amount and any other amounts payable to the Securityholder Parties, in each case on behalf of the Securityholder Parties, in the name of the Representative or, if the Representative so elects, upon at least fifteen (15) days’ prior written notice to the Securityholder Parties and in the absence of written instructions to the contrary, in the names of one or more of the Securityholder Parties;

     (e)  to cause to be paid out of the Escrow Account the full amount of any judgment or judgments and legal interest and costs awarded in favor of any Buyer Indemnified Party arising out of the indemnification provisions set forth in Article 11 of this Agreement;

     (f)  to refrain from enforcing any right of the Securityholder Parties or any of them and/or of the Representative arising out of or under or in any manner relating to this Agreement, the Indemnification Escrow Agreement or any other Transaction Documents; and

     (g)  to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (a) through (f) above and the transactions contemplated by this Agreement, the Indemnification Escrow Agreement and the other Transaction Documents.

     Notwithstanding anything to the contrary herein, the parties acknowledge and agree that (i) the Representative may not enter into or grant any amendments or modifications described in Section 12.1(a) or waivers or consents described in Section 12.1(b) unless such amendments, modifications, waivers or consents shall affect each Securityholder Party similarly and to the same relative extent, and (ii) any such amendment, modification, waiver or consent which does not affect any Securityholder Party similarly and to the same relative extent as it affects other Securityholder Parties must be executed by such Securityholder Party to be binding on such Securityholder Party.

     Notwithstanding anything to the contrary herein, the Representative in its role as Representative shall have no liability whatsoever to the Company, Parent, Sub or the Surviving Corporation, except to the extent arising as a result of fraud or the breach of this Agreement on the part of such Representative.

     The grant of authority provided for in this Section 12.1 (i) is coupled with an interest and is being granted, in part, as an inducement to the Company, Parent and Sub to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Securityholder Party and shall be binding on any successor thereto; (ii) subject to the provisions of Section 12.6 below, may be exercised by the Representative acting by signing as a Representative of each of the Securityholder Parties; and (iii) shall survive any distribution from the Escrow Agent.

     12.2 Payments of Expenses, Holdbacks.

     (a)  The Representative shall withhold and retain from any distributions to, or on behalf of, the Securityholder Parties or withdrawals by the Representative on behalf of the Securityholder Parties out of the Escrow Amount, such amount or amounts as shall be sufficient to pay all known, or reasonably anticipated, expenses which are required to be paid or borne by the Securityholder Parties pursuant to this Agreement, the Indemnification Escrow Agreement and the other Transaction Documents or are otherwise incurred by the Representative in performance of its duties hereunder, including, but not limited to, the Representative’s own out-of-pocket expenses and the payment of any fees and expenses under the Indemnification Escrow Agreement to the Escrow Agent, and shall pay all such expenses out of the amount or amounts so withheld. In the event that the amounts so withheld (if any) are insufficient to pay all such expenses, each Securityholder Party, upon written notification from the Representative of any such deficiency, shall promptly deliver to the Representative full payment of his, her or its ratable share of the amount of such deficiency in accordance with the shares of Fully-Diluted Common Stock held by such Securityholder Party relative to the shares of Fully-Diluted Common Stock held by all Securityholder Parties.

     (b)  If a Securityholder Party fails to make a payment referred to above or referred to in Section 12.5, or any portion thereof (a “Defaulting Securityholder Party”), all other Securityholder Parties shall make such payment, or portion thereof, on behalf of each Defaulting Securityholder Party in proportion to their respective shares of Fully-Diluted Common Stock relative to the shares of Fully-Diluted Common Stock held by all Securityholder Parties (computed without reference to the shares of Fully-Diluted Common Stock of any Defaulting Securityholder Party). In no event shall a Defaulting Securityholder Party be released from liability for failing to make such payment hereunder. A Defaulting Securityholder Party shall be liable to each other Securityholder Party, and to the Representative, for all payments, costs and expenses incurred as a result of the failure of the Defaulting Securityholder Party to comply with the terms hereof, including, but not limited to, any costs and expenses incurred in enforcing the provisions of this Agreement.

     (c)  In connection with the performance of its obligations hereunder, the Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Securityholder Parties, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the Representative may deem necessary or desirable and incur other out-of-pocket expenses.

     12.3 Disbursements.

     (a)  All payments to the Securityholder Parties by the Representative hereunder, and all sums, proceeds and other property held by the Representative, shall be allocated among the Securityholder Parties in proportion to the amounts of each such Securityholder Party’s Maximum Securityholder Escrow Amount.

     (b)  All money or other proceeds received by the Representative for the benefit of the Securityholder Parties, including those distributed by the Escrow Agent, shall be distributed by the Representative as promptly as practicable to each Securityholder Party as set forth in subsection (a) hereof.

     12.4 Bank Accounts; Investments.

     (a)  The Representative shall have the right to open such account or accounts in its own name as Representative of the Securityholder Parties in any bank or trust company as it may select in order to deposit all sums which it may receive and hold hereunder and to issue checks or draw money upon the signature of the Representative (or the signature of one or more persons the Representative may designate) on each such account.

     (b)  The Representative shall have the right, in its sole and absolute discretion, to invest and reinvest any of the proceeds held by it under the terms of this Agreement in investments only of a type which the Escrow Agent is permitted to make pursuant to the Indemnification Escrow Agreement. Any securities or other property at any time held by the Representative may be held by it in bearer or registered form or in the name of any other person or persons it may designate, and the Representative may deal with such securities or other property to the same extent and with the same powers as an individual owner thereof might do. The Representative shall have no responsibility or obligation whatsoever to any Securityholder Party, or to any other person for the performance of any investments made in accordance with the provisions of this Agreement or for any losses realized.

     12.5 Compensation; Exculpation; Indemnity.

     (a)  The Representative shall not be entitled to any fee, commission or other compensation for the performance of its service hereunder, but shall be entitled to the payment of all of its out-of-pocket expenses incurred as Representative, and in furtherance of the foregoing, may pay or cause to be paid or reimburse itself for the payment of any and all such expenses.

     (b)  In dealing with this Agreement, the Indemnification Escrow Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder or thereunder, (i) the Representative shall not assume any, and shall incur no, responsibility whatsoever to any Securityholder Party by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement, the Indemnification Escrow Agreement or any Transaction Document and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Securityholder Party, the Company, Parent, Sub, the Surviving Corporation or any other person.

     (c)  Each Securityholder Party, severally, shall indemnify the Representative up to, but not exceeding, an amount equal to the aggregate portion of the Merger Consideration received by such Person hereunder, which indemnification shall be paid by such Securityholder Party pro rata in accordance with the portion of the Merger Consideration received by such person hereunder, against all damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against it, of any nature whatsoever, arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, under the Indemnification Escrow Agreement or otherwise, except for such damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against the Representative that arise from the Representative’s gross negligence or willful misconduct, including the willful breach of this Agreement or the Indemnification Escrow Agreement. The foregoing indemnification shall not be deemed exclusive of any other right to which the Representative may be entitled apart from the provisions hereof. In the event of any indemnification under this Section 12.5(c), the Representative shall first proceed against any distributions to the Representative on behalf of the Securityholder Parties. Thereafter, upon written notice from the Representative to the Securityholder Parties as to the existence of a deficiency toward the payment of any such indemnification amount, each Securityholder Party shall promptly deliver to the Representative full payment of his, her or its ratable share of such deficiency.

     (d)  All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing and/or any termination of this Agreement and the Indemnification Escrow Agreement.

     12.6 Removal and Replacement of Representative; Successor Representative; Action by Representative.

     (a)  If the Representative is unable or unavailable to perform his duties hereunder, a Representative, who shall be a Securityholder Party or a representative of a non-individual Securityholder Party, shall be appointed by Securityholder Parties who, immediately prior to the Effective Time, hold a majority of the Outstanding Shares and Rollover Shares, unless such person is unable or unwilling to accept such appointment.

     (b)  Any Representative or all of them may be removed at any time by a written notice delivered by Securityholder Parties who, immediately prior to the Effective Time, hold a majority of the Outstanding Shares and Rollover Shares to the Representative, the other Securityholder Parties, Parent and the Surviving Corporation. A Representative so removed shall be replaced promptly by Securityholder Parties who, immediately prior to the Effective Time, hold a majority of the Outstanding Shares and Rollover Shares by written notice delivered to all of the Securityholder Parties and Parent.

     (c)  If any successor Representative is appointed as contemplated in Section 12.6(a) or 12.6(b), written notice of such appointment executed by Securityholder Parties who, immediately prior to the Effective Time, hold a majority of the Outstanding Shares and Rollover Shares shall be delivered to the Representative, the other Securityholder Parties and Parent. Any successor Representative shall have all of the authority and responsibilities conferred upon or delegated to a Representative pursuant to this Article 12.

     12.7 Reliance; Limitation as to Parent, Sub and the Surviving Corporation.

     (a)  Parent, Sub, the Company and the Surviving Corporation may conclusively and absolutely rely, without inquiry, and until the receipt of written notice of a change of the Representative under Section 12.6 may continue to rely, without inquiry, upon the action of the Representative as the action of each Securityholder Party in all matters referred to in this Article 12.

     (b)  Each of the parties hereto hereby acknowledges and agrees that, except as set forth in this Section 12.7, the provisions of this Article 12 create no binding obligations between Parent, Sub and the Surviving Corporation, on the one hand, and the Securityholder Parties, on the other hand; provided, however, that if Parent is given written notice of the appointment of a successor Representative as contemplated in Section 12.6, Parent, Sub and the Surviving Corporation shall be obligated to recognize, and shall only be able to so rely upon the action of, such successor Representative as the Representative for all purposes under this Agreement.

ARTICLE 13

GENERAL PROVISIONS

     13.1 Survival of Representations, Warranties, Covenants and Agreements. None of the representations and warranties made by Parent or Sub in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the representations and warranties set forth in Section 3.2(e), which representations and warranties shall survive until the expiration of the applicable statute of limitations. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, each of the representations and warranties made by the Company or any Securityholder Party hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing, but shall terminate at 5:00 p.m., Dallas, Texas time on the Expiration Date, other than the representations and warranties made by the Securityholder Parties in Section 3.3(a), which representations and warranties shall survive until the expiration of the applicable statute of limitations. Following the date of termination of a representation or warranty, no claim can be brought with respect to a breach of such representation or warranty, but no such termination shall affect any claim for a breach of a representation or warranty that was asserted before the date of termination. To the extent that such are performable after the Closing, each of the covenants and agreements contained in each of the Transaction Documents shall survive the Closing for the period stated or, if no such period is stated, such covenant or agreement shall survive indefinitely.

     13.2 Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed by Parent, the Company (or after the Effective Time, the Surviving Corporation) and the Representative; provided, however, that if any such amendment would affect in any way a Securityholder Party’s rights under this Agreement, including without limitation a change in the portion of the Merger Consideration due to any such Securityholder Party at and after the Effective Time or the relative portion of the Escrow Amount withheld from the portion of the Merger Consideration due to such Securityholder Party, such amendment must also be signed by such Securityholder Party for such amendment to be binding on such Securityholder Party; provided, further, that, the parties hereto acknowledge and agree that any delivery by Parent of the certificate identified in Section 7.6 shall not be deemed an amendment or modification to this Agreement for the purposes of this Section 13.2.

     13.3 Waiver of Compliance. Any failure of Parent or Sub on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

     13.4 Specific Performance. The parties recognize that in the event the Company should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Parent and Sub shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, the Company hereby waives the defense that there is an adequate remedy at law.

     13.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. The parties further agree that any court of competent jurisdiction is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by a court of competent jurisdiction shall be binding upon and enforceable against each of them.

     13.6 Expenses and Obligations. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby and in the other Transaction Documents shall be borne solely and entirely by the party which has incurred such expenses; provided, that, the Company shall bear (and, to the extent incurred by Parent or Sub, shall reimburse Parent and Sub for) the costs and expenses of the items identified on Schedule 13.6 in an amount equal to the lesser of the actual out-of-pocket expense incurred by the Company (or Parent or Sub, as applicable) in respect of such items or the amount indicated for such items in Schedule 13.6;

provided, further, that if this Agreement is terminated by the Company pursuant to Section 10.1(b)(i) at a time when all of the conditions set forth in Sections 8.1 and 8.2(c) have been satisfied, Parent shall reimburse the Company in an amount equal to the lesser of the actual out-of-pocket expense incurred by the Company in respect of the items identified in Schedule 13.6 or the amount indicated for such items in Schedule 13.6. Notwithstanding the foregoing, (a) the fees payable to the Escrow Agent shall be borne as provided in the Indemnification Escrow Agreement, (b) the broker, finder or financial advisory fees payable to any Person set forth on Schedule 7.2 or any other Person retained by Parent or any of its Subsidiaries or other Affiliates, shall be borne by Parent, (c) all sales, documentary or stamp taxes arising out of the transactions contemplated by this Agreement shall be paid one-half by Parent and one-half by the Company, (d) all fees, costs and other expenses of any kind incurred by or on behalf of the Company or any of its Subsidiaries in connection with, or relating to, any financing activity, including any of the Financing Transactions, of Parent, Sub or any Affiliate thereof (including without limitation all accounting and legal fees and expenses) shall be borne by Parent whether or not the transactions contemplated by this Agreement are consummated, and (e) all fees, costs and expenses of any kind incurred by or on behalf of the Company or any of its Subsidiaries, any Securityholder, Parent or Sub relating to any filings required to be made or requested by Parent to be made, under the HSR Act in connection with the capital formation of Parent shall be borne by Parent whether or not the transactions contemplated by this Agreement are consummated.

     13.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and assigns. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein. Without limiting the generality of the foregoing, each of Section 3.2(e), Section 6.4 and Section 6.6 is made for the benefit of the Company’s officers and directors and former officers and directors, the last sentence of Section 7.3(a) is made for the benefit of the persons referenced therein, and Section 6.10 is made for the benefit of General Electric Company all of whom shall be entitled to enforce such provisions and to avail themselves of the benefit of any remedy for any breach of such provisions, all to the same extent as if such persons were parties to this Agreement.

     13.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed to the parties at the following facsimile numbers or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  If to Parent or Sub, to:

KAT Holdings, Inc. c/o Kenner & Company, Inc. 437 Madison Avenue 36th Floor New York, NY 10022
Attention:	Jeffrey L. Kenner
Mark L. Deutsch
Thomas M. Wolf

Facsimile:(212) 758-0406

with copies to:

Mayer, Brown, Rowe & Maw LLP 1675 Broadway New York, New York 100019
Attention:	James B. Carlson
Facsimile:	(212) 262-1910

     (b)  If to the Company, to:

Atrium Companies, Inc. 1341 West Mockingbird Lane Suite 1200 West Dallas, TX 75247
Attention:	Jeff L. Hull
Facsimile:	(214) 630-5058

with copies to:

Paul, Hastings, Janofsky & Walker LLP 399 Park Avenue, 31st Floor New York, New York 10022-4697
Attention:	Joel M. Simon
Marie Censoplano
Facsimile:	(212) 319-4090

and

Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019-6092
Attention:	Linda E. Ransom
Facsimile:	(212) 259-6333

     (c)  If to the Representative, to:

Ardatrium L.L.C. Two Greenwich Office Park Greenwich, CT 06831
Attention:	Daniel T. Morley
Facsimile:	[_________________]

     (d)  If to a Securityholder Party, to the address set forth opposite such Securityholder Party’s name on Schedule II (in the case of a Stockholder) or Schedule III (in the case of a Optionholder).

     Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered; on the date of receipt, if faxed; three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested; and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

     13.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     13.10 Entire Agreement. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement.

     13.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

     13.12 Public Announcements. No party hereto shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of Parent and the Company, except that any party may make any disclosure required by applicable law (including federal securities laws) if it determines in good faith that it is required to do so and provides Parent and the Company with prior notice and a reasonable opportunity to review the disclosure.

     13.13 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that upon notice to the Company and the Representative and without releasing Parent or Sub from any of their respective obligations or liabilities hereunder, (a) Parent or Sub may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate of Parent; and (b) nothing in this Agreement shall limit Parent’s or Sub’s ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Parent or Sub without the consent of the Company or the Representative; provided, however, that unless written notice is given to the Company and to the Representative that any such collateral assignment has been foreclosed upon, the Company and the Representative shall be entitled to deal exclusively with Parent and Sub as to any matters arising under this Agreement or any of the other Transaction Documents. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on the assigns of Parent and Sub. Any attempted assignment in violation of this Section 13.13 shall be null and void.

     13.14 Director and Officer Liability. The directors, officers, and stockholders of Parent and its Affiliates in their capacity as such shall not have any personal liability or obligation arising under this Agreement (including any claims that the Company may assert). The directors and officers of the Company and its Affiliates in their capacity as such shall not have any personal liability or obligation arising under this Agreement (including any claims that Parent may assert). Except as otherwise provided in this Agreement, no Securityholder shall have any personal liability or obligation arising under this Agreement (including any claims that Parent may assert).

     13.15 Headings. The headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement.

     13.16 No Waiver Relating to Claims for Fraud. The liability of any party under Article 11 shall be in addition to, and not exclusive of, any other liability that such party may have at law or equity based on such party’s fraudulent acts or omissions. None of the provisions set forth in this Agreement, including but not limited to the provisions set forth in Section 11.5(a) (relating to Minimum Loss), 11.5(b) (relating to De Minimis Losses), 11.5(c) (relating to the limitations on the period of time during which a claim for indemnification may be brought), 11.5(d) (relating to a cap on liability) or 11.5(e) (relating to recourse against escrow funds), or the carve-out of Section 3.1(f)(vi) from the definition of Buyer Indemnified Company Costs, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party’s fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recoveries sought or awarded in any such claim for fraud, (ii) the time period during which a claim for fraud may be brought, or (iii) the recourse which any party may seek against another party with respect to a claim for fraud; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 13.16 nor any reference to this Section 13.16 throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Agreement to be signed, all as of the date first written above.

THE COMPANY:

ATRIUM CORPORATION

By:

Name:
Title:

PARENT: KAT HOLDINGS, INC.

By:

Name:
Title:

SUB: KAT ACQUISITION CORP.

By:

Name:
Title:

ARDATRIUM L.L.C.

By:

Name:
Title:

ARDDOOR L.L.C.

By:

Name:
Title:

ARDSHIEL, INC.

By:

Name:
Title:

ARDWING, LLC

By:

Name:
Title:

Al Ashe

ATRIUM CO-CAPITAL PARTNERS

By:
Name:
Title:

Keith Barnes

Ed Beachly

Robert E. Burns

Michael H. Cornwell

John Craine

C. Douglas Cross

Don Daly

Cliff Darby

Jimmy Darby

John F. Darby

Bob Deakin

Dan Douthit

Mike Easterly

ELLISON CAPITAL, LLC

By:
Name:
Title:

THE ELLISON COMPANY, INC.

By:
Name:
Title:

GATX CAPITAL CORPORATION

By:
Name:
Title:

GE INVESTMENT PRIVATE PLACEMENT PARTNERS II

By:
Name:
Title:

HARE & CO

By:
Name:
Title:

Horace Hicks

Jeff Hull

Evan Kaffenes

Richard Kettle

Tom LaManna

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By:
Name:
Title:

Eric Long

James McDonald

Scott McGill

Jim McGlinn

MERRILL LYNCH CAPITAL CORPORATION

By:
Name:
Title:

NORTH ATLANTIC SMALL COMPANIES INVESTMENT TRUST

By:
Name:
Title:

Patricia Murphy

Dow Pointer

Goodloe Pride

David Rascoe

Todd Rascoe

Jamey Rentfrow

William Robinson

Frank Sheeder

Stuart Sockwell

Calvin Stanford

Robert Tyree

WING PARTNERS, L.P.

By:
Name:
Title:

Charles Westmoreland

Bob Wolf

Greg Yates

John Ellison

ATRIUM COMPANIES, INC.

By:
Name:
Title:

Schedule 13.6

Expenses

Description		Amount

1.	HSR
	(a) Filing fee in connection with the filing required under the HSR Act to be made by GE Investment Private Placement Partners II in connection with the transactions contemplated by the Agreement	$280,000
	(b) Legal fees related to the HSR filing referred to in clause (a) above	$ 50,000
2.	Environmental Reports	$150,000
3.	Solvency Letter required by Section 6.4 of the Agreement	$150,000

S-1

SCHEDULES:

Schedule I	Securityholders’ Contribution to Indemnification Escrow

Schedule II	Stockholders

Schedule III	Optionholders

Schedule IV	Scheduled Litigation Matters

Schedule 2.14(b)	Consulting Agreement Payment Adjustments

Schedule 2.14(c)	Management Bonuses

Schedule 3.1(a)	Subsidiaries

Schedule 3.1(b)	Capital Structure

Schedule 3.1(d)	No Conflict; Required Filings and Consents

Schedule 3.1(f)(i) and (ii)	Financial Statements

Schedule 3.1(f)(iii)	Material Undisclosed Liabilities

Schedule 3.1(f)(iv)	Ordinary Course - Material Adverse Effect

Schedule 3.1(f)(vi)	Signing Pro Forma EBITDA Estimates

Schedule 3.1(g)	Compliance with Applicable Laws

Schedule 3.1(h)	Litigation

Schedule 3.1(i)	Insurance

Schedule 3.1(j)	Owned Real Property

Schedule 3.1(k)	Leased Real Property

Schedule 3.1(l)	Tangible Property

Schedule 3.1(m)	Liens and Encumbrances

Schedule 3.1(n)	Environmental Matters

Schedule 3.1(o)	Taxes

Schedule 3.1(p)	Material Contracts

Schedule 3.1(q)	ERISA Compliance; Labor

Schedule 3.1(r)(i)	Patents, Trademarks, Etc.

Schedule 3.1(r)(ii)	Intellectual Property Ownership Exceptions

Schedule 3.1(r)(iii)	Licenses

Schedule 3.1(r)(iv)	Intellectual Property Claims

Schedule 3.1(r)(v)	Patent and Trademark Applications and Registrations

Schedule 3.1(s)	Affiliate Relationships

Schedule 3.1(u)	Inventories

Schedule 3.2(c)	No Conflict; Required Filings and Consents

Schedule 3.3(a)	Liens on Common Stock and Options

Schedule 3.3(c)	No Conflict; Required Filings and Consents

Schedule 4.1	Covenants of the Company

Schedule 7.2	Brokers or Finders

EXHIBITS:

Exhibit A	Indemnification Escrow Agreement

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